UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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The Standard Register Company

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT
PROPOSALS
VOTING SECURITIES AND PRINCIPAL HOLDERS
CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
2009 Annual Cash Incentive Goal
COMPENSATION COMMITTEE REPORT
OTHER MATTERS

P.O. Box 1167 ● Dayton, OH 45401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF THE STANDARD REGISTER COMPANY

To All Shareholders:

The annual meeting of shareholders of The Standard Register Company, an Ohio corporation, will be held at our corporate headquarters located at 600 Albany Street, Dayton, Ohio 45417, on Thursday, April 29, 2010, at 11:00 a.m. Eastern Daylight Savings Time, for the following purposes:

(1) To set the number of directors at eight and to elect a board of directors;

(2)	To vote on a proposal to ratify the appointment of Battelle & Battelle LLP, Certified Public Accountants, as Standard Register’s independent auditors for the year 2010; and

(3) To transact such other business as may properly come before the annual meeting.

The board of directors has fixed the close of business on March 1, 2010, as the record date for determining the shareholders of Standard Register entitled to vote at the annual meeting.

A copy of Standard Register’s annual report for its fiscal year ended January 3, 2010, accompanies this notice. Although it is not a part of the official proxy soliciting material, we want each shareholder to have a copy of the annual report. If you have not received a copy of the annual report, please call us at 937.221.1506.

Gerard D. Sowar
Vice President, General Counsel
& Secretary

Dayton, Ohio
March 17, 2010

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO US. PLEASE VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND USING THE ENCLOSED PROXY CARD.

THE STANDARD REGISTER COMPANY

PROXY STATEMENT

FOR

ANNUAL MEETING

OF

SHAREHOLDERS

PRINCIPAL EXECUTIVE OFFICES:
600 Albany Street
Dayton, Ohio 45417
(937) 221-1000

The annual meeting will be held at our corporate headquarters, 600 Albany Street, Dayton, Ohio 45417, on Thursday, April 29, 2010, at 11:00 a.m. Eastern Daylight Savings Time. The record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting is the close of business on March 1, 2010. We had outstanding, on the record date, 24,278,134 shares of common stock (each share having one vote) and 4,725,000 shares of class A stock (each share having five votes).

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by the rules adopted by the United States Securities and Exchange Commission, Standard Register is making this proxy statement and its annual report available to its shareholders electronically via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders. On or about March 17, 2010, we will mail to our shareholders of record as of March 1, 2010, a notice of Internet availability of proxy materials (the “Notice”) and post our proxy materials on the website referenced in the Notice (www.proxyvote.com). The Notice contains instructions on how to access and review this proxy statement and our annual report. As more fully described in the Notice, all shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and the website provide information regarding how you may request to receive proxy materials in printed form or electronically by e-mail on an ongoing basis.

The proxies are solicited on behalf of our board of directors.

At the annual meeting, the shareholders will: (1) set the number of directors at eight and elect a board of directors; (2) vote on a proposal to ratify the appointment of Battelle & Battelle LLP, Certified Public Accountants, as Standard Register’s independent auditors for the year 2010; and (3) transact such other business as may properly come before the annual meeting.

VOTING YOUR SHARES

Most shareholders can vote by proxy in one of three ways:

•	By Internet — You can vote by Internet by following the instructions in the Notice or by accessing the Internet at www.proxyvote.com and following the instructions contained on the website.

•	By Telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions in the proxy card.

•	By Mail — You can vote by mail by requesting a full packet of the proxy materials. Upon receipt of the materials you may fill out the enclosed proxy card and return it per the instructions on the card.

All shareholder votes, properly cast in person or by proxy and not revoked, will be counted in voting on the proposals at the annual meeting or any adjournment of the annual meeting. Your proxy will be voted in accordance with your instructions. If you do not specify how you wish your shares to be voted, they will be voted as recommended by the board of directors. Your proxy includes the authority to vote shares cumulatively for the election of directors. Cumulative voting is explained in the section dealing with Proposal 1. Your proxy also includes the authority for the persons serving as proxies to use their best judgment to vote on any other matters that may be properly presented at the annual meeting, including, among other things, a motion to adjourn the meeting to a future time.

You may revoke your proxy at any time before its exercise in two ways: (1) by timely delivery to us of a later-dated proxy, or (2) by notifying us of your revocation of proxy either in writing or in person at the annual meeting. Your presence at the meeting will not, by itself, serve to revoke your proxy.

PROPOSALS

PROPOSAL 1: Election of Directors

The board of directors is currently set at eight, and the board recommends maintaining that number of directors.

The eight persons named in this section are nominated by the board of directors to be elected as directors and to serve until either the next annual election or until their successors are elected and qualified.

The board of directors does not expect that any of the nominees will be unavailable for election. However, if any of them are unavailable, the persons voting your proxy will use their best judgment to vote for substitute nominees.

Cumulative voting is permitted by the laws of Ohio in voting for the election of directors. In the event a shareholder wishes to vote his or her shares cumulatively, the shareholder must give notice in writing to the President, a Vice President or Secretary of Standard Register not less than 48 hours before the time scheduled for the annual meeting. Once any shareholder has given notice of intent to vote cumulatively, then all shareholders present at the annual meeting and the persons voting the proxies shall have full discretion and authority to cumulate the voting power they possess. This means they can give one candidate as many votes as the number of directors to be elected multiplied by the number of votes which the shareholder or proxy is entitled to cast, or to distribute such votes on the same principle among two or more candidates, as they determine in their judgment.

Nominees receiving the highest number of votes cast for the positions to be filled will be elected. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

The board of directors recommends that you vote FOR setting the number of directors at eight and FOR each of the following named nominees to serve as directors of Standard Register:

Nominees

All nominees recommended by the board of directors for election were previously elected as directors by the shareholders. Information concerning each nominee follows:

		Served As
Name	Age	Director Since

David P. Bailis	54	2008
Mr. Bailis served as Senior Executive Vice President of First Data Corporation from February 2006, and President of First Data Financial Institution Services from January 2006, both positions concluding in September 2007, when First Data was sold. He was an Executive Vice President of First Data from December 2005 to February 2006. From May 2001 to December 2005, Mr. Bailis led his own business consultancy firm. From 1989 to 2001 Mr. Bailis held various senior management positions at First Data Corporation. In his various positions with First Data Corporation, Mr. Bailis has acquired considerable experience regarding large scale systems development, deployment and operations, providing data processing, print and mail services to financial institutions as well as the management of large domestic and international businesses engaged in those activities. He serves as a member of the Compensation Committee, the Corporate Governance and Nominating Committee and the Executive Committee of the board.
Roy W. Begley, Jr.*	54	1994
Since August 2006, Mr. Begley has been Senior Vice President, Investment Officer at Key Private Bank group of KeyCorp. Between March 2003 and August 2006, Mr. Begley was Senior Vice President and Investment Officer with McDonald Financial Group, formerly known as Victory Capital Management, Inc., a wholly owned subsidiary of KeyCorp. From July 1999 to March 2003, he served as Vice President and Investment Officer with McDonald Financial Group. In his various roles with KeyCorp and its subsidiaries, Mr. Begley has gained considerable knowledge and experience in financial and business matters. Mr. Begley has served as a director of the Company since 1994 and has considerable knowledge about the Company, its business and its operations. Mr. Begley has considerable knowledge in the area of executive compensation from his experience on the Compensation Committee. Mr. Begley is Chairman of the Compensation Committee, and a member of the Corporate Governance and Nominating Committee of the board.

		Served As
Name	Age	Director Since

F. David Clarke, III	53	1992
Mr. Clarke has been Chairman of the board of directors of Clarke-Hook Corporation since December 1990. Mr. Clarke is Chairman of Standard Register’s board of directors, and of the Executive Committee. Mr. Clarke’s experience as Chairman of the Board of Clarke-Hook Corporation has provided him with considerable experience in financial and business matters. Mr. Clarke has a law degree and has served as a director of the Company since 1992 and has considerable knowledge about the Company, its business and its operations. He serves as a member of the Audit Committee of the board.
Michael E. Kohlsdorf	54	2008
Mr. Kohlsdorf has been President and Chief Executive Officer of ADERANT Holdings, Inc., a technology solutions provider with a primary focus on the legal profession, since October 2006. He also serves on the ADERANT board of directors. From December 2003 to September 2006, Mr. Kohlsdorf was Senior Vice President at IKON Office Solutions, Inc. Mr. Kohlsdorf was President, Chief Executive Officer and Director of T/R Systems, Inc. from September 1996 to December 2003. Mr. Kohlsdorf has considerable experience as a CEO as well as in the areas of corporate finance and operations. His experience as CEO of ADERANT, as well as his past CEO experience with other public and private companies has provided him with considerable knowledge and expertise in the areas of corporate leadership, strategic planning and execution, and business development. As Senior Vice President at IKON Office Solutions, Inc., Mr. Kohlsdorf had full P&L responsibility for a division comprised of 14,000 employees generating in excess of $2.2 billion in revenue. He serves as Chairman of the Audit Committee and member of the Compensation Committee of the board.
R. Eric McCarthey	54	2008
Mr. McCarthey has served Coca-Cola Company as President, 7-Eleven Global Business Division, as well as Commercial Capability Leader since July 2003. From January 2001 to June 2003, he was Senior Vice President, National Sales and Marketing, Coca-Cola Fountain North America. As President of Coca-Cola’s 7-Eleven Global Business Division, Mr. McCarthey has responsibility for strategic direction, operating plans and operating results. During his years with Coca-Cola he has held a number of key executive positions and has acquired considerable knowledge and experience in the areas of strategic planning, leadership, marketing and corporate finance. Mr. McCarthey served as a director of Global Imaging Systems from September 2004 until June 2007. He is a member of the Audit and Corporate Governance and Nominating Committees of the board.
Joseph P. Morgan, Jr.	50	2009
Mr. Morgan has been President and Chief Executive Officer of the Company since January 2009. From September 2008 to January 2009 he was Acting Chief Executive Officer of the Company. From April 2008 to September 2008 he was Chief Operating Officer of the Company. From December 2005 to April 2008, he was Vice President, Chief Technology Officer & General Manager, On Demand Solutions of the Company. From January 2003 to December 2005, he served as Vice President, Chief Technology Officer of the Company. Through his executive roles with the Company Mr. Morgan has gained considerable knowledge about the Company, its business and its operations. Mr. Morgan’s position as Chief Executive Officer of the Company enables him to provide a unique perspective to other board members about the operations of the Company. Prior to his tenure with the Company, Mr. Morgan held key executive leadership positions with other companies. In these roles, Mr. Morgan has gained considerable knowledge and experience in operations, technology, corporate leadership and strategic planning. He serves as a member of the Executive Committee of the board.

		Served As
Name	Age	Director Since

John J. Schiff, Jr.	66	1982
John Mr. Schiff has been Chairman of the Board of Cincinnati Financial Corporation since July 2008. Since July 2008, Mr. Schiff has also served as Chairman of the Board of The Cincinnati Insurance Company. From 1999 to July 2008 Mr. Schiff was Chairman of the Board and Chief Executive Officer of Cincinnati Financial Corporation. Since 1998, Mr. Schiff has also served as Chief Operating Officer of Cincinnati Financial Corporation. From 1999 to 2006 Mr. Schiff served as Chairman of the Board, President and Chief Executive Officer of Cincinnati Financial Corporation and The Cincinnati Insurance Company. He is a director and Chairman of the Executive Committee of Cincinnati Financial Corporation and a director of Fifth Third Bancorp, The Fifth Third Bank, Cincinnati Bengals, Inc., and John J. and Thomas R. Schiff & Co., Inc., an insurance agency. Mr. Schiff has been a director of Cincinnati Financial Corporation and Fifth Third Bancorp during each of the last five years. He was a director of Cinergy Corp. from 1983 to 2006. Mr. Schiff has experience on the boards of various companies as well as experience as a chief executive officer, chief operating officer and chairman of the board. His experience enables him to provide insight in the areas of corporate leadership and risk management. He has served as a director of the Company since 1982 and has considerable knowledge about the Company, its business and its operations. He is a member of the Audit Committee of the board.
John Q. Sherman, II*	56	1994
Mr. Sherman has been a manufacturer’s representative for A. Rifkin Company, Wilkes-Barre, Pennsylvania, since 1985. A. Rifkin Company is a manufacturer of specialty security packaging. Mr. Sherman’s experience with the A Rifkin Company has provided considerable knowledge and experience in the financial industry. Mr. Sherman has served as a director of the Company since 1994 and has considerable knowledge about the Company, its business and its operations. He is Chairman of the Corporate Governance and Nominating Committee, and a member of the Compensation Committee of the board. He also serves as the Presiding Director of meetings of non-management directors.

*	Roy W. Begley, Jr., and John Q. Sherman, II, are first cousins.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Owners of More than 5% of the Common and Class A Stock of Standard Register

This table gives information regarding all of the persons known by us to own, in their name or beneficially, 5% or more of the outstanding class A stock and common stock of Standard Register as of January 3, 2010.

				Percent of
				Combined
Name and Address		Number	Percent	Voting
of Beneficial Owners	Class	of Shares	of Class	Power

Roy W. Begley, Jr, Nicholas C.
Hollenkamp, and James L. Sherman,
Trustees(1)	Class A	2,516,856	53.27%	38.25%
600 Albany Street	Common	5,810,508	23.74%
Dayton, Ohio 45417
Mary C. Nushawg(2)	Class A	419,476	8.88%	6.40%
600 Albany Street	Common	981,341	4.01%
Dayton, Ohio 45417
James L. Sherman(2)	Class A	419,476	8.88%	6.54%
600 Albany Street	Common	1,048,140	4.28%
Dayton, Ohio 45417
Patricia L. Begley(2)	Class A	419,476	8.88%	6.37%
600 Albany Street	Common	968,418	3.96%
Dayton, Ohio 45417
The Fifth Third Bank,	Class A	1,081,392	22.89%	16.64%
Trustee(3)	Common	2,595,312	10.61%
Cincinnati, Ohio 45202
The Fifth Third Bank,	Class A	1,071,624	22.68%	16.49%
Trustee(4)	Common	2,571,912	10.51%
Cincinnati, Ohio 45202
Blackrock, Inc.	Common	1,255,289	5.13%	2.61%
40 East 52nd Street New York, New York 10022

(1)	John Q. Sherman, deceased, a founder of Standard Register, set up a trust in his will for the benefit of his family. The trustees of that trust are Roy W. Begley, Jr., Nicholas C. Hollenkamp, and James L. Sherman. The trust holds voting securities, including the shares of class A and common stock of Standard Register listed in this table, in separate, equal trusts for John Q. Sherman’s three surviving children and for the heirs of his deceased children. Each child or heir is a life beneficiary of his or her respective trust. The trustees share voting and investment power for the securities in the trusts. The will of John Q. Sherman requires the trustees to give each beneficiary who is a child of John Q. Sherman, upon his or her request, a proxy allowing the beneficiary to vote the shares held in his or her respective trust.

(2)	Each of these individuals is a child of John Q. Sherman, deceased. None of them owns in his or her own name more than 5% of the outstanding voting securities of Standard Register; however, each has the right, upon his or her request, to vote the shares of Standard Register stock held in his or her respective trust created under the will of John Q. Sherman, deceased.

(3)	William C. Sherman, deceased, also a founder of Standard Register, set up a trust in his will which provides for the payment of net income for life to Helen Margaret Hook Clarke, his niece. The trustee, The Fifth Third Bank, has the sole voting and investment power for the voting securities in this trust.

(4)	William C. Sherman, during his lifetime, created a trust agreement dated December 29, 1939, which provides for the payment of net income for life to Helen Margaret Hook Clarke and the children of John Q. Sherman. The Fifth Third Bank has the sole voting and investment power for the voting securities in this trust.

Security Ownership Of Directors And Executive Officers

Each director and executive officer listed below and all directors and executive officers as a group own, in their own name or beneficially, class A stock and common stock of Standard Register on January 3, 2010, as follows:

				Percent of
				Combined
		Number	Percent	Voting
Beneficial Owners	Class	of Shares	of Class	Power

David P. Bailis	Common	36,283.148		.075
Director
Roy W. Begley, Jr.(1)(2)(3)	Common	22,823.093		.047
Director
Craig J. Brown(4)(5)	Common	52,771.216		.110
Former Sr. Vice President, Treasurer & Chief Financial Officer
Bradley R. Cates(2)	Common	76,088.311		.158
President, Healthcare Business Unit
F. David Clarke, III(2)(6)	Common	32,678.134		.121
Chairman of the Board	Class A	5,096.108
Thomas M. Furey(2)	Common	93,446.382		.194
President, Industrial Business Unit
Robert M. Ginnan(2)(5)	Common	41,665.170		.087
Vice President, Treasurer & Chief Financial Officer
Michael E. Kohlsdorf	Common	19,280.079		.040
Director
Kathryn A. Lamme(2)(7)	Common	201,332.823		.419
Former Sr. Vice President, General Counsel & Secretary
R. Eric McCarthey	Common	19,280.079		.040
Director
Joseph P. Morgan, Jr.(2)(8)	Common	160,866.657		.334
Director and President & Chief Executive Officer
John J. Schiff, Jr.(2)	Common	109,960.449		.229
Director
John Q. Sherman, II(2)	Common	31,037.127		.065
Director
Gerard D. Sowar(2)(7)	Common	18,827.077		.039
Vice President, General Counsel & Secretary
Named executive officers and	Common	916,336	3.745	1.905
directors as a group (14 persons)(2)	Class A	5,096.108		.053

(1)	Margaret Begley, the wife of Roy W. Begley, Jr., owns 140 shares of common stock, as to which Mr. Begley disclaims beneficial ownership. Mrs. Begley is also the trustee of 600 shares of common stock for the benefit of their children, Lauren A. Begley and Kathleen A. Begley, as to which Mr. Begley disclaims beneficial ownership.

(2)	Includes the following options to purchase Standard Register common stock exercisable before April 29, 2010: Roy W. Begley, Jr.- 4,000 shares; Bradley R. Cates- 47,175 shares; F. David Clarke, III-4,000 shares; Thomas M. Furey- 44,030 shares; Robert M. Ginnan- 34,300 shares; Kathryn A. Lamme- 138,216 shares; Joseph P. Morgan, Jr.- 104,237 shares; John Q. Sherman, II-4,000 shares; John J. Schiff, Jr.- 4,000 shares; Gerard D. Sowar- 14,500 and all executive officers and directors as a group- 398,458 shares.

(3)	Roy W. Begley, Jr. (along with Nicholas C. Hollenkamp and James L. Sherman) is trustee under the Will of John Q. Sherman. The trustees have the power to vote shares held in the separate trusts in the event that the beneficiaries of the trusts eligible to vote the shares in their trust do not desire to exercise that right. The John Q. Sherman Trusts own 2,516,856 shares of class A stock and 5,810,508 shares of common stock which in the aggregate represents 38.25% of the outstanding votes of the Company. The trustees share the investment power with respect to class A and common stock held by the trusts. The beneficiaries of the trusts do not have the investment power with respect to the securities in these trusts.

(4)	Rebecca H. Appenzeller, the wife of Craig J. Brown, owns 10,500 shares of Standard Register common stock. Mr. Brown disclaims beneficial ownership of these shares.

(5)	Craig J. Brown served as Sr. Vice President, Treasurer & Chief Financial Officer of Standard Register until his retirement from the Company on February 27, 2009. Effective upon Mr. Brown’s retirement Robert M Ginnan was appointed Vice President, Treasurer & Chief Financial Officer.

(6)	F. David Clarke, III, and his wife, Loretta M. Clarke, own as joint tenants 6,776 shares of Standard Register common stock, which is accounted for in the total noted. In addition, F. David Clarke, III is a shareholder of and Chairman of the board of directors of Clarke-Hook Corporation which owns 35,000 common shares of the Company. Mr. Clarke disclaims beneficial ownership of any shares owned by his parents, siblings and Clarke-Hook Corporation.

(7)	Kathryn A. Lamme served as Sr. Vice President, General Counsel & Secretary of Standard Register until her retirement from the Company on December 31, 2009. Effective upon Ms. Lamme’s retirement Gerard D. Sowar was appointed Vice President, General Counsel & Secretary.

(8)	Joseph P. Morgan, Jr. was appointed as a director and President & Chief Executive Officer of Standard Register on January 21, 2009. He was elected as a director of Standard Register by the shareholders on April 23, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers, and holders of 10% or more of our common stock to report certain transactions in the common stock to the Securities and Exchange Commission. Based on our records, we believe all Securities and Exchange Commission filings with respect to directors, executive officers, and holders of 10% or more of our common stock have been made in a timely manner except in the case of one long-time employee of the Company, David Williams, who became subject to Section 16(a) upon his appointment as Controller in March 2009. Throughout his employment Mr. Williams was a continuous participant in the Company’s Dividend Reinvestment and Stock Purchase Plan through which he regularly purchased shares of the Company’s common stock funded by payroll withholding. The automatic monthly stock purchases should have been reported on Form 4 filings with the Securities and Exchange Commission after Mr. Williams was appointed Controller but inadvertently were not. When this error was discovered, corrective filings were promptly made, but a total of ten monthly reports during 2009, relating to ten purchase transactions, were not timely.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The board has adopted Corporate Governance Guidelines to provide principles for the Company’s governance processes. These Guidelines address, among other topics, director selection and qualifications, director responsibilities, and board and committee structure. The Corporate Governance Guidelines are reviewed periodically and updated as deemed appropriate.

Code of Ethics

The board has adopted a Code of Ethics and emphasized that directors, and all Company employees, including principal executive officers and senior financial officers, are subject to the letter and spirit of the Code. The Code of Ethics covers such topics as conflicts of interest, confidentiality, compliance with legal requirements, and other business ethics subjects. It has been distributed to all employees and is made available on the Company’s website, www.standardregister.com by clicking on “Company”, then “About Standard Register” and following the link to “Code of Ethics”. Printed copies of the Code of Ethics are available by contacting the Corporate Secretary’s office, The Standard Register Company, 600 Albany Street, Dayton, Ohio 45417.

Director Independence

The board, assisted by the Corporate Governance and Nominating Committee, annually assesses the independence status of all directors for purposes of board and committee memberships. Using the “Independence Criteria” adopted by the board in conformity with New York Stock Exchange Listing Standards, as amended, the board adopted findings with respect to the independence of each director. Directors David P. Bailis, Roy W. Begley, Jr., F. David Clarke, III, Michael E. Kohlsdorf, R. Eric McCarthey, John J. Schiff, Jr., and John Q. Sherman, II, were determined to be independent. Joseph P. Morgan, Jr. is not considered independent since he is an employee of the Company.

All members of the Audit, Compensation, and Corporate Governance and Nominating Committees are independent directors.

The Corporate Governance and Nominating Committee and board also considered commercial ordinary-course transactions with respect to several directors, and director nominees as it assessed independence status, and concluded these transactions did not impair director independence. The transactions examined were:

•	The Company uses the insurance broker services of Cincinnati Financial Corporation. Director John J. Schiff, Jr., is Chairman of the Board of Cincinnati Financial. The amount paid by the Company to Cincinnati

Financial in 2009 was considerably under the thresholds set in the Independence Criteria with respect to both companies.

•	The Company sells products and services in the ordinary course of business to KeyBank, and KeyBank is one of the lead banks in the Company’s credit facility. Director Roy W. Begley, Jr., is a Senior Vice President of Key Private Bank group of KeyBank. However, these transactions do not approach the thresholds described in the Independence Criteria for either KeyBank or the Company with respect to 2009 revenues or expenditures.

•	The Company sells products and services in the ordinary course of business to Coca-Cola Company, which director R. Eric McCarthey serves as President, 7-Eleven Global Business Division. Such 2009 sales do not approach the thresholds described in the Independence Criteria for either Coca-Cola Company or the Company.

•	Director John Q. Sherman, II sells product to the Company pursuant to the Company’s sourcing and supply contract with customer Fifth Third Bank. These transactions between the Company and John Q. Sherman, II, were deemed not to impair his independence as the dollar amounts were under the threshold set forth in the Independence Criteria.

The Independence Criteria used by the Corporate Governance and Nominating Committee and full board is available on the Company’s website, www.standardregister.com, by clicking on “Company”, then “About Standard Register” and following the link to “Director Independence Criteria”.

Related Party Transaction Policy

The Company is required to report certain related party transactions between the Company and certain related parties, including directors, executive officers, nominees for the board, beneficial owners of 5% or more of any class of the Company’s voting securities, and any of the foregoing person’s immediate family members. The board, assisted by the Corporate Governance and Nominating Committee, has adopted a written policy which establishes an approval process for related party transactions. The policy prohibits all related party transactions unless the Company’s Audit Committee determines in advance of the Company entering into any such related party transaction that the transaction is conducted on terms that are fair to the Company. In order for the Audit Committee to approve a related party transaction, the Audit Committee must be satisfied that it has been fully informed as to the direct and indirect interests, relationships and conflicts or potential conflicts present in the proposed transaction. The Audit Committee must determine that, being fully apprised of the proposed transaction, it believes that the transaction is fair to the Company and, if necessary, the Company has developed an appropriate plan to manage any conflicts or potential conflicts of interest. In the event an Audit Committee member or his or her immediate family member is a related person with respect to a transaction presented to the Audit Committee, such Audit Committee member will not participate in the determination whether to approve the transaction.

In the event that the Company enters into a related party transaction that has not received approval by the Audit Committee, or a transaction that was not originally a related party transaction becomes a related party transaction, the Audit Committee must review such transaction promptly, and may ratify such transaction, provided that, in such case, unless there is otherwise a compelling business or legal reason for the Company to continue with the transaction, the Audit Committee may only ratify the transaction if it determines that (i) the transaction is fair to the Company, and (ii) any failure to comply with the policy was not due to fraud or deceit. The General Counsel of the Company is responsible for ensuring that the Policy is distributed to all officers, directors, nominees for the board, and beneficial owners of 5% or more of any class of the Company’s voting securities. Such officers, directors, nominees for the board, and beneficial owners are responsible for informing their immediate family members of the Policy. The General Counsel is also responsible for requiring that any proposed transaction be presented to the Audit Committee for consideration before the Company enters into any such transactions.

Certain Transactions

The Fifth Third Bank’s trust department holds shares in the Company as disclosed in the “Voting Securities and Principal Holders” table and, as such, beneficially owns more than 5% of the outstanding class A stock and common stock of the Company. The Company provides a broad range of services to Fifth Third Bank including purchasing, inventory management, fulfillment, distribution and other services and also sells Fifth Third Bank printed products and banking documents, all in the ordinary course of business and on terms and conditions similar to those offered to other Company customers. The revenue received by the Company from Fifth Third Bank in 2009 in connection with providing these products and services was approximately $11.7 million.

Board Meetings and Director Attendance at Annual Meeting of Shareholders

In 2009, the board met eleven times. All incumbent directors attended at least 75% of the board meetings, and the meetings of committees on which each director served.

Directors all stand for election or reelection at each annual meeting of shareholders. Directors make every effort to attend the annual meetings. While the board does not have a formal “policy” in this regard, its clear practice is for directors to be present at the annual meeting of shareholders.

Board and Committee Structure

The board has three standing committees: Corporate Governance and Nominating, Compensation, and Audit. In addition, in 2009, as in other years as deemed desirable, the board authorized formation of an Executive Committee.

Board Leadership and Risk Oversight

The Company’s Chairman of the Board is F. David Clarke, III and the Company’s Chief Executive Officer is Joseph P. Morgan, Jr. Mr. Morgan is also a member of the board of directors. While the board of directors believes it is desirable to have its Chief Executive Officer be a member of the board of directors, it has historically had two separate individuals serve as Chairman of the Board and Chief Executive Officer. The board believes that this separation of roles generally provides for a more independent board and enhances the board’s ability to independently assess the performance of the Chief Executive Officer and the Company.

The board’s structure and governance processes provide a substantial business risk management component through the role of the Audit Committee, the Corporate Governance and Nominating Committee, the Company’s internal audit processes, and the Company’s code of ethics, on-line ethics training, and several channels for employees to provide information to the board of inappropriate business risks or violations of company policies (e.g., “whistle-blower” opportunities).

Although the board oversees the overall risk management of the Company, its committees have the most in depth contact with the Company’s operations, and thus serve as corporate channels through which potential business risks are dealt with or raised to the entire board. The Audit Committee is in charge of reviewing and assessing the Company’s business risk management process, including the adequacy of the Company’s overall control environment and controls in selected areas representing significant financial and business risk. It meets periodically throughout the year to review and monitor activities related to the above, and can appoint, replace or dismiss the head of the Internal Audit Department. In accordance with its charter, it discusses with management and the Company’s independent auditors significant financial reporting issues and judgments, accounting issues, and other sources of credit, liquidity and operational risk in the Company. In addition, under its charter, it has the authority to investigate, at its discretion, any issues within the parameters of its responsibilities.

In addition, the Corporate Governance and Nominating Committee annually reviews the Company’s code of ethics, and is tasked with minimizing risk through proposing and overseeing corporate governance practices adopted for the Company. The committee helps to mitigate operational risk by establishing and maintaining the process by which the board conducts succession planning for the Company’s management.

Our risk assessment process also extends to our compensation programs and policies. In 2009, management carried out a review of all of the Company’s compensation programs and policies to assess their potential for fostering excessive risk-taking. This included a review of each plan’s design characteristics that could encourage unintended risky behaviors, mechanisms in place to mitigate these risks, and the materiality of any adverse impact on the Company that might arise out of such programs. These compensation program characteristics and mitigating factors were reviewed with the Compensation Committee. We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. Going forward, management plans to carry out such a review each year.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee met five times in 2009. All current members of the Committee attended all of the Committee meetings held in 2009 during the period for which they served on the Committee. The Committee is chaired by John Q. Sherman, II. Other Committee members are David P. Bailis, Roy W. Begley, Jr., and R. Eric McCarthey. All members of the Committee are independent.

The board has adopted a Charter for this Committee. It is reviewed annually and updated as appropriate. It is available on the Company’s website, www.standardregister.com, by clicking on “Company”, then “About Standard Register” and following the link to “Board Charters.”

The Corporate Governance and Nominating Committee assists the board in defining board roles and developing processes to optimize board functioning. It also studies and recommends adoption by the board of directors of corporate governance processes intended to comply with applicable legal, regulatory, and listing standard requirements. In addition, the Committee oversees the Company’s succession planning process and director nomination process. The Committee provides leadership to the board of directors and other committees in performing annual self-assessments. These self-assessments give the board and Committees insight into how they are performing their roles in the corporate governance process. The Corporate Governance and Nominating Committee conducted an assessment of its own performance as part of this process.

Director Nominating Process

The Corporate Governance and Nominating Committee and the board, in performing their director-nomination function, identify director candidates from a range of sources. Historically, these have included recommendations from current directors and major shareholders.

Director candidates are generally evaluated by reference to criteria such as integrity, candor, judgment, skills and experience with respect to the industry in which the Company operates, leadership, strategic understanding, and independence. These factors are considered in the context of the current composition of the board. A candidate is evaluated against these criteria regardless of the source of the recommendation. There are no “minimum requirements” as such, although integrity and judgment are considered absolute requirements. Rather, the board examines all capabilities, skills, and experience in evaluating director candidates. The Committee does not have an express policy with regard to consideration of diversity in identifying director nominees. However, the Committee does consider issues of diversity in evaluating director candidates and the board and the Committee believe it is important that the board members represent diverse skills, personal and professional experience and viewpoints.

The policy of the Committee and board is to consider recommendations for director candidates from any interested party, especially shareholders. Shareholders and other interested persons who wish to recommend a director candidate should submit the recommendation in writing addressed to The Standard Register Company Corporate Governance and Nominating Committee, in care of the Corporate Secretary, The Standard Register Company, 600 Albany Street, Dayton, Ohio 45417. The communication should state the name of the candidate, his or her qualifications, and contact information for the shareholder or interested party, and the candidate. Such candidates will be evaluated using the same criteria as candidates proposed from other sources. There have been no material changes to the process by which shareholders and interested parties may recommend nominees to the board.

All eight of the nominees recommended by the board for election at the 2010 Annual Meeting of Shareholders were previously elected as directors by the shareholders.

Audit Committee

The board has established a separately-designated standing Audit Committee for purposes of overseeing the accounting and financial reporting processes of the Company and audits of its financial statements.

The Audit Committee met four times in 2009. All current members of the Committee attended at least 75% of the Committee meetings held in 2009 during the period for which they served on the Committee. Michael E. Kohlsdorf is Chair of the Audit Committee. The others members of the Committee are F. David Clarke, III, R. Eric McCarthey, and John J. Schiff, Jr. The board has determined that all members of the Committee are independent directors and meet the financial literacy requirements of the New York Stock Exchange.

The board adopted an Audit Committee Charter in April 2000. It is reviewed annually and updated as appropriate. It is available on the Company’s website, www.standardregister.com, by clicking on “Company”, then “About Standard Register” and following the link to “Board Charters.”

The Audit Committee is responsible for monitoring and assuring the integrity of the Company’s financial reporting process. It accomplishes this function by assessing the internal accounting and auditing practices of the Company, and the independent auditor’s fulfillment of its role in the financial reporting process. The Committee has sole authority for appointing and assessing the independent auditors, and setting their fees. Additionally, the Committee administers compliance with the Company’s Code of Ethics. To that end, the Committee has established procedures for the receipt, retention and investigation of complaints regarding accounting, internal accounting controls or auditing matters. Any interested person may contact the Audit Committee directly through the Company’s external website by clicking on “Company” as more fully described in the later section “Contact Information.” Company employees may contact the Audit Committee, anonymously if they wish, through a toll-free telephone number linked to a third party who will record complaints related to accounting and auditing matters and forward such complaints directly to the Audit Committee.

The board has determined that independent directors Michael E. Kohlsdorf and R. Eric McCarthey each satisfy the “Audit Committee financial expert” qualifications contained in regulations issued pursuant to the Sarbanes-Oxley Act of 2002. Specifically, the board has concluded that Mr. Kohlsdorf’s previous experience as a chief financial officer of two different publicly traded companies qualifies him as an “Audit Committee financial expert” and that Mr. McCarthey’s previous experience as Chairman of the audit committee of a publicly traded company following the enactment of Sarbanes-Oxley Act qualifies him as an “Audit Committee financial expert.” With respect to both Mr. Kohlsdorf and Mr. McCarthey, their experience with respect to audits of financial statements of publicly held companies, internal controls, application of generally accepted accounting principles, and audit committee functions, and their independence as board members, meet the criteria for “Audit Committee financial expert.”

Compensation Committee

The Compensation Committee met nine times in 2009. All current members attended at least 75% of the Committee meetings held in 2009 during the period for which they served on the Committee. The Committee is chaired by Roy W. Begley, Jr. Other members are David P. Bailis, Michael E. Kohlsdorf, and John Q. Sherman, II. All members of the Committee are independent directors.

The board has adopted a Charter for the Compensation Committee. It is reviewed annually and updated as appropriate. It is available on the Company’s website, www.standardregister.com, by clicking on “Company”, then “About Standard Register” and following the link to “Board Charters.”

The Compensation Committee has sole responsibility for determining compensation for the Chief Executive Officer, and it recommends compensation for other executive officers to the board for approval. The Committee administers the equity and other compensation plans described in the executive compensation disclosures included in this proxy statement. It is responsible for reviewing and recommending to the board the annual retainer and other fees and grants for directors in connection with service on the board and Committees.

The Compensation Committee is authorized to establish and review the compensation strategy of the Company in order to align organizational strategies, goals, and performance with appropriate compensation rewards to executive officers and directors. It accomplishes this by evaluating components of total compensation and assessing performance against goals, market competitive data, and other appropriate factors. The Committee also has authority to make grants of stock awards to executive officers and senior management. It may recommend to the board, and to shareholders, new equity incentive plans or amendments to existing plans. The Committee has sole authority to select and retain independent experts and consultants in the field of executive compensation, to advise with respect to market data, competitive information, executive compensation trends, and other matters as requested.

In most years, the Committee has established a discretionary pool of equity awards and delegated to the Chief Executive Officer and General Counsel the granting of such awards for purposes of new hire incentives, spot awards and recognition, and the like. The General Counsel provides the Committee with an accounting of any discretionary grants made during the year. In 2009, the Chief Executive Officer and General Counsel made no discretionary grants.

The Committee has not delegated any other of its accountabilities to any persons.

Executive officers work with the Committee and its independent compensation consultant to propose compensation features that provide appropriate incentives to meet Company goals and reward performance. The primary role of executive officers in this regard is to identify and discuss components of the Company’s business plan that are critical to execution. Further, executive officers provide context regarding the degree of difficulty in attaining certain goals. The Chief Executive Officer discusses with the Committee his evaluation of the performance of each executive officer, which the Committee takes into account in recommending compensation for executive officers other than the CEO. Executive officers participate and give input into the work valuation analysis undertaken by the Committee with respect to each executive officer role. For 2009, there were no salary increases for the executive officers except for Mr. Ginnan in connection with his appointment as Vice President, Treasurer and Chief Financial Officer, for Mr. Morgan in connection with his appointment as Chief Executive Officer and for Mr. Sowar in connection with his appointment as Vice President, General Counsel & Secretary.

The Committee has directly retained an independent compensation consultant, Semler Brossy Consulting Group, LLC to assist in its duties. Semler Brossy is retained for a number of purposes, including: to perform an annual competitive assessment of compensation programs and practices, construct an appropriate peer group, provide market competitive compensation data, recommend appropriate mix of compensation elements, assist the Committee in performing the Chief Executive Officer performance evaluation, review and comment on management recommendations such as proposed grants of stock awards to non-officer management, and update the Committee on emerging trends. A Semler Brossy representative attends all Committee meetings. Management, with the approval of the Committee, also engaged

Semler Brossy to assist in the drafting of the Compensation Discussion and Analysis. Semler Brossy is not engaged to perform any other consulting work for the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the board is composed solely of independent directors named above. None of the current members of the Compensation Committee have any interlocking relationships with the Company that are subject to disclosure. None of the current committee members are, or was during 2009, a current or former executive officer or employee of the Company.

Executive Committee

The Executive Committee has the authority to act on behalf of the board of directors during the time between meetings, in all matters except for filling vacancies on the board of directors or any of its committees. The Executive Committee met four times in 2009. F. David Clarke, III is Chairman of the Executive Committee, and Mr. Bailis and Mr. Morgan are the other members. The Committee has no separate charter, but its authority is established by resolution of the board of directors. Of the Executive Committee members, Messrs. Clarke and Bailis are considered independent, and Mr. Morgan was not considered independent.

Contact Information and Corporate Governance Document Availability

The board and its committees have established processes for shareholders and interested parties to contact the Presiding Director, Audit Committee, and board. Director John Q. Sherman, II, has been selected to preside at the meetings of non-management directors of the board of directors to be held in 2010.

Shareholders and interested parties may communicate with Mr. Sherman and with the Audit Committee through the Company’s website, www.standardregister.com, by clicking on “Company”, then “Investor Center” and following the link to “Contacts.” Communications for the board, the Presiding Director and the Audit Committee may also be sent to the Corporate Secretary, The Standard Register Company, 600 Albany Street, Dayton, Ohio 45417. All communications to the board, the presiding director, and the Audit Committee will be forwarded by the Corporate Secretary to the appropriate director(s).

The Charters of all board committees, the Corporate Governance Guidelines, the Code of Ethics, and the Independence Criteria, may be accessed on the Company’s website, www.standardregister.com by clicking on “Company”, then “About Standard Register”. Printed copies of these documents are available on request by contacting the Corporate Secretary’s office at the address noted above.

AUDIT COMMITTEE REPORT

During 2009, the Audit Committee reviewed interim quarterly financial statements with management and the independent auditors. This review was conducted prior to the filing of the Company’s 10-Q reports containing the respective interim quarterly financial statements. In addition, the Committee reviewed and discussed the 2009 year-end audited financial statements with executive management, including the chief financial officer and the independent auditors. This review took place prior to publication of the audited financial statements in the 10-K filing and annual report to shareholders. Each review was conducted with the understanding that management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for examining the statements.

In further discharge of its responsibilities, the Audit Committee met with the independent auditors, both in the presence of management and privately. The Committee and independent auditors discussed those matters described in Statement of Auditing Standards No. 61, “Communication with Audit Committee.” These discussions included review of the scope of the audit performed with respect to the Company’s financial statements. The Company’s internal auditor also met with the Committee, both in the presence of management and privately, in order to review the effectiveness of the Company’s internal controls and the internal auditor’s responsibilities in that regard and other compliance and audit matters. The Company has maintained an internal audit function for many years. In addition, the Committee conducted regular private meetings with General Counsel, and with management, including the chief financial officer and corporate controller.

The Audit Committee received and discussed periodic reports of management and the internal auditor, with respect to design and assessment of the Company’s internal controls over the financial reporting process. The Committee further received and discussed the report of the independent auditors with respect to their audit of internal controls over financial reporting performed by the independent auditors in conjunction with the audit of the Company’s financial statements, as set forth in Public Company Accounting Oversight Board Auditing Standard No. 5.

The Audit Committee received the independent auditor’s written statement required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. This written statement described any relationships between the independent auditors and the Company that may reasonably be thought to bear on independence. Following receipt of this written statement and discussions of the matters described in it, the Committee was satisfied as to the auditor’s independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K, for fiscal year ending January 3, 2010, for filing with the Securities and Exchange Commission.

Michael E. Kohlsdorf, Chairman
F. David Clarke, III
R. Eric McCarthey
John J. Schiff, Jr.

Independent Registered Public Accounting Firm Information

With respect to the 2008 and 2009 fiscal years, the Company paid fees to Battelle & Battelle, LLP, its independent auditors, as follows:

FEES TO INDEPENDENT AUDITOR	FY 2009	FY 2008

Audit Fees	$826,000	$826,000
Audit-Related Fees	52,900	64,900
Tax Fees	0	0
All Other Fees	0	0

Total Fees	$878,900	$890,900

The Audit Committee has adopted a procedure for pre-approval of all fees charged by Battelle & Battelle. Under the procedure, the Audit Committee approves the engagement letter with respect to audit and review services noted on the table above. Audit-related, tax and other fees are subject to pre-approval by the entire Committee, or, in the period between meetings, by a designated member of the Audit Committee. Any such approval by the designated member is disclosed to the entire Audit Committee at the next meeting. All audit-related fees paid to Battelle & Battelle, LLP, with respect to the 2009 audit year were approved by the Audit Committee.

The category of audit fees includes the audit of the Company’s annual consolidated financial statements, the audit of internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by Battelle & Battelle, LLP, in connection with statutory and regulatory filings or engagements. Battelle & Battelle LLP has advised the Company that permanent full-time employees and partners of Battelle & Battelle LLP performed substantially all of the work done in conjunction with its audits of the Company’s financial statements for the years ended January 3, 2010 and December 28, 2008.

Audit-related fees consist of assurance and related services provided by Battelle & Battelle, LLP, that were reasonably related to the performance of the audit or review of our financial statements. It included fees billed in 2009 and 2008 for the audit of our benefit plans and accounting consultation regarding accounting literature. The audit-related fees are for services generally required to be performed by Battelle & Battelle, LLP, because they follow upon and are linked to Battelle & Battelle, LLP’s audit of the Company’s consolidated financial statements.

The Audit Committee has determined that the provision of audit-related services by Battelle & Battelle, LLP, is compatible with maintaining such firm’s independence.

Named Executive Officers

This section provides information concerning each of the executive officers of the Company as of March 17, 2010 with the exception of Mr. Morgan, who is a nominee for director. Similar information regarding Mr. Morgan may be found in the section dealing with Proposal 1. This section also provides information regarding Jerrold A. Beigel, who was named President, Commercial Business Unit in October 2009.

		Served as
Name	Age	Officer Since

Jerrold A. Beigel	49	NA
Since joining Standard Register in October, 2009 Mr. Beigel has served as President of Standard Register’s Commercial Business Unit. Prior to joining Standard Register, Mr. Beigel worked for Reed Elsevier where he held the position of Senior Vice President for Commercial Sales for the Elsevier business unit from March 2009 to October 2009 and Vice President LexisNexis Corporate Markets Business from July 2007 to March 2009. Prior to Reed Elsevier, Beigel held sales leadership positions with StorageTek/Sun Microsystems where he spent two years leading a sales, technical, and channel organization in the sale of data management solutions. Prior to Sun, he spent 20 years at Xerox Corporation where he held numerous senior leadership positions including vice president and general manager Northern Calif., general manager, Global Accounts, and other key leadership roles in sales, marketing and product management.
Bradley R. Cates	40	2007
Mr. Cates is President, Healthcare Business Unit, a position he has held since September, 2009. From March, 2009 to September 2009, Mr. Cates served as General Manager, Healthcare. From April 2007 to April 2009, Mr. Cates served as Vice President, Sales and Marketing. From September 2005 to April 2007, Mr. Cates served as Vice President, Marketing. Mr. Cates was Vice President, Strategic Accounts, from August 2003 to September 2005.
Thomas M. Furey	45	2006
Mr. Furey is President, Industrial Business Unit, a position he has held since September, 2009. From March, 2009 to September 2009, Mr. Furey served as General Manager, Industrial. From April 2006 to April 2009, Mr. Furey served as Vice President, Chief Supply Chain Officer and General Manager, Document & Label Solutions. He joined the Company in May 2004 as Vice President, Manufacturing Operations, Document & Label Solutions. From December 2004 to April 2006, he served as Vice President & General Manager, Document & Label Solutions.
Robert M. Ginnan	46	2009
Mr. Ginnan has been Vice President, Treasurer & Chief Financial Officer since February 27, 2009. From June 2000 to February 2009, Mr. Ginnan served as Corporate Controller of Standard Register.
Gerard D. Sowar	51	2010
Mr. Sowar has been Vice President, General Counsel and Secretary since January 2010 after the retirement of Kathryn A. Lamme on December 31, 2009. From January 2008 to January 2010, Mr. Sowar served as Vice President, Deputy General Counsel. From September 2005 to January 2008, he served as Vice President, Associate General Counsel. Prior to September 2005 he was Vice President Senior Counsel since joining the Company in March 2003.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following summary of our executive compensation policies and practices provides information and analysis of decisions we made concerning the compensation of our executive officers. This discussion and analysis should be read in conjunction with the tables and narratives that follow and includes a discussion of:

•	The Compensation Committee of our Board of Directors and its general philosophy.

•	The process followed by our Compensation Committee in setting executive compensation.

•	Recent changes in executive management.

•	The overall objectives of our compensation program and an analysis of the material components of compensation for the named executive officers listed in the Summary Compensation Table.

•	Additional income tax and accounting information.

Compensation Committee Overview and General Philosophy

Our Compensation Committee is composed solely of independent directors. They have the overall responsibility for establishing and implementing our compensation program for executive officers, including approval and monitoring of compensation program design, performance goals, and compensation levels. Neither our Chief Executive Officer nor any other member of management votes on matters before the Compensation Committee; however, the Compensation

Committee may request the views of our Chief Executive Officer on compensation matters, particularly as they relate to compensation of the other named executive officers and establishing incentive performance goals.

Our Compensation Committee has the authority under its charter to engage the services of outside advisors and currently uses an independent consulting firm, Semler Brossy Consulting Group LLC, to advise them on matters related to executive compensation. As independent consultants, they assist our Compensation Committee in determining the relevant competitive market value for our executive officers by providing market data and analysis to consider when making compensation decisions. Management, with the approval of the Compensation Committee, engaged Semler Brossy to assist in the drafting of the Compensation Discussion and Analysis. Semler Brossy does not perform any other consulting work for the Company.

Our fundamental objective is to create shareholder value through both stock price appreciation and dividend payments to our shareholders. Our executive compensation program is designed to achieve this objective by aligning management incentives with the interests of our shareholders. The philosophy of our Compensation Committee is that the design of our executive compensation program should:

•	Reflect our business strategy and objectives directly furthering the long-term interests of our shareholders.

•	Consider industry-specific and market practices to establish compensation levels that attract, motivate, reward, and retain key contributors.

Our Compensation Committee used the following guiding principles to analyze and establish executive officer compensation and incentives for 2009:

•	Total direct compensation should be positioned at the median of the competitive market values for all of the named executive officers. This is a change from prior years.

•	Annual incentives should pay at target for target performance and above target for exceeding key financial and strategic metrics; conversely, annual incentives should pay below target for performance that is below target but above a minimum threshold performance level, and should not pay at all for performance below that minimum threshold level.

•	Long-term incentives should comprise a significant portion of total compensation, relate to key financial performance metrics that drive long-term shareholder value creation, and serve as a means to motivate and retain key performers and contributors.

•	Long-term incentives should also provide executive officers with an ownership stake in the Company, but can also be designed to include non-equity compensation if business circumstances dictate this need.

Executive Compensation Decision-Making Process

Our Compensation Committee used the following multi-step approach in setting executive officer compensation for 2009:

•	Benchmarking to identify the competitive market values of total direct compensation and the separate components of pay for each executive officer role (e.g. base salary, annual cash incentive awards, and equity-based compensation).

•	Target compensation levels based on median competitive market values, with individual executive target pay levels taking into account each executive’s experience in his or her position.

•	Performance evaluations to consider the performance of each executive officer during 2008.

Benchmarking — For competitive market value comparisons, we benchmark against a subset of manufacturing companies in a Mercer HRC survey of general industry companies (broad cross section of U.S. companies) to identify and make comparisons of the market values of each executive officer’s total direct compensation and individual components of pay. We utilize this information in establishing base salary, annual cash incentives, and long-term equity-based compensation. For 2009, we adjusted the 2008 survey salary data by 2.8% to reflect expectations around competitive annual pay increases for 2009.

Mercer HRC Survey — Manufacturing Companies

	Organization	Organization	# of	# of
Position	Level	Revenue	Companies/Divisions	Incumbents

Corporate Officers	Corporate	$500 MM - $2 billion (Median = $1.25 billion)	43	11-37 (depending on position)
Business Unit Presidents	Division	<$500 MM (Median = $175 MM)	104	21 and 96 (for the 2 position matches)

Note: Corporate level companies and divisions are listed below.1

For 2009, we discontinued the use of a peer group for competitive pay assessments because there were very few stand-alone, publicly-traded industry peers that were comparable in size to Standard Register.

Target Positioning — For 2009, we changed the target compensation positioning from a process based on an internal “Work Valuation” rating system to a philosophy where the target positioning of total direct compensation (TDC) for each named executive officer starts at the competitive market median. Under this new positioning philosophy, the individual executive’s positioning is then adjusted downwards or upwards, depending on the executive’s experience, performance, and skill in the position. While we review competitive percentile data to compare each component of total direct compensation to the market, we do not have a specific target positioning for each component.

Under the previous work valuation system, the degree of importance of each executive role was evaluated in relation to various strategic factors, which resulted in a starting target positioning of certain named executive officer roles at the 75th percentile and others at the median. The Committee and management decided to discontinue this approach in 2009 due to recent turnover and shorter tenure of many of the named executive officers.

The competitive market median is intended to be reached over time. Currently, target total direct compensation for Messrs. Morgan, Ginnan, Sowar, Furey, and Cates is below the median due to the short tenure in their current positions, while target total direct compensation positioning for Ms. Lamme (before the adjustments discussed below) was above the median due to her long tenure and experience as the Company’s General Counsel.

For 2009, at management’s recommendation, the target total direct compensation was adjusted downward. Due to budget constraints, the Compensation Committee agreed to reduce their target annual cash incentive award level by fifteen percentage points for the Chief Executive Officer (CEO) and five percentage points for the other named executive officers. The Committee also agreed to forego granting a portion of their performance-based restricted stock (approximately 50% of their long-term incentive opportunity) due to: (1) the difficulty of setting realistic long-term performance goals for a new business strategy adopted during a very uncertain economic period; and, (2) management’s perspective that the options granted earlier in 2009 were sufficient in light of Company budget constraints.

 1 Corporate level companies: ADTRAN, Inc.; Brady Corporation; Callaway Golf Company; Carpenter Technology Corporation; Ceradyne, Inc.; Coca-Cola Bottling Co. Consolidated; Cubic Corporation; Curtiss-Wright Corporation; Deluxe Corp; Edwards Lifesciences, LLC; Elizabeth Arden, Inc.; FEI Company; Fender Musical Instruments; Fenwal, Inc.; First Solar; GenCorp, Inc.; Graco Inc.; Greenheck Fan Corporation; Hatfield Quality Meats; Jockey International, Inc.; Lance, Inc.; Medrad, Inc.; NCH Corporation; Newly Weds Foods; Ocean Spray Cranberries, Inc.; Orbital Sciences ; Panduit Corporation; Pharmaceutical Product Development, Inc.; Plexus Corporation; Polaris Industries, Inc.; Powerwave Technologies, Inc.; Reichhold, Inc; Sensata Technologies, Inc.; Solo Cup Company; Texas Industries, Inc.; The NORDAM Group; The Toro Company; The W.C. Bradley Co.; The Yankee Candle Company, Inc.; Ventura Foods, LLC; Verso Paper Corp.; Wells’ Dairy, Inc.; Zebra Technologies Corporation.

Divisions: AZZ Inc. (8 divisions); Bausch & Lomb, Inc. (3 divisions); Callaway Golf Company (1 division); Ceradyne, Inc. (2 divisions); Cinetic (2 divisions); Cox Target Media (1 division); Cubic Corporation (1 division); Curtiss-Wright Corporation (2 divisions); Danfoss US (2 divisions); Dresser-Rand Company (1 division); Elster (3 divisions); Federal-Mogul Corporation (1 division); Fiskars Brands, Inc. (1 division); Gardner Denver (2 divisions); Graco Inc. (2 divisions); HNI Corporation (7 divisions); Henkel of America (1 division); Johnson Outdoors, Inc. (3 divisions); Kao Specialties Americas LLC (1 division); Kellogg Company (1 division); Kohler Company (6 divisions); MTS Systems Corporation (2 divisions); Molex (1 division); Nestlé USA, Inc. (1 division); Novartis US (1 division); Nutricia North America (1 division); OSI Industries, LLC (2 divisions); Oil States Industries, Inc.- Arlington (1 division); PACCAR (3 divisions); Phillips-Van Heusen Corporation (4 divisions); Ralcorp Holdings, Inc. (4 divisions); Rich Products Corporation (12 divisions); Scholle Corporation (2 divisions); Solutia Inc. (1 division); Teknion LLC (1 division); The Valspar Corporation (4 divisions); The W.C. Bradley Co. (1 division); Uponor, Inc. (1 division); Verso Paper Corp. (3 divisions); Videojet Technologies, Inc. (1 division); Vulcan Materials Company (6 divisions); Watson Pharmaceuticals, Inc.- Brand Mfg/R&D/Sales (1 division).

TDC Competitive Percentile
		Before	As
Executive Officer	Role	Adjustments	Adjusted(1)

Joseph P. Morgan, Jr.	President and Chief Executive Officer	40th	25th
Robert M. Ginnan	Vice President, Treasurer and Chief Financial Officer	35th	25th
Gerard D. Sowar	Vice President, General Counsel and Secretary	31st	24th
Thomas M. Furey	President, Industrial Business Unit	44th	35th
Bradley R. Cates	President, Healthcare Business Unit	41st	32nd
Craig J. Brown	Former Vice President, Treasurer and Chief Financial Officer	NA	NA
Kathryn A. Lamme	Former Senior Vice President, General Counsel and Secretary	62nd	51st

(1)	Reflects the reduction in the target annual cash incentive award for 2009 (15 percentage points for the CEO and 5 percentage points for the other named executive officers) and the decision to forego the granting of performance-based restricted stock in 2009.

Performance Evaluations — Our Chief Executive Officer evaluates each executive officer’s performance taking into account the following factors: performance relative to job responsibilities, key financial achievements, contributions to the leadership team, overall leadership, and retention risk. Based upon these factors, he rates each officer as one of the following: “Exceeds”, “Meets”, or “Does not Meet”. These ratings are used in conjunction with each officer’s positioning relative to the market to determine recommendations for compensation increases. There is no specific formula used to weigh these two inputs. Generally, “exceeds” performers who are currently much less than the median will receive larger than typical annual market increases, “meets” performers who are at the median will receive market median increases (and potentially more where performance and skills so warrant), and “does not meet” performers receive lower increases, if any.

In determining the Chief Executive Officer’s compensation, our Compensation Committee considers the performance of the Company relative to the annual cash incentive plan’s goals, the achievement of individual goals, and an annual assessment of management and leadership skills completed by board members. In 2009, the annual cash incentive plan measure was based on adjusted EPS. The management and leadership assessment included contributions to strategic planning and execution, financial acumen in running the business, board relations, overall leadership, management development, and management of operations.

Changes in Executive Management

2009 was a transitional year for us in terms of our executive management personnel.

•	In January 2009, we appointed Mr. Morgan to the position of President and Chief Executive Officer. Mr. Morgan had been serving as Acting CEO following the departure of former CEO Dennis L. Rediker in September 2008. Prior to serving as Acting CEO, Mr. Morgan was Vice President and Chief Operating Officer. In January 2009, Mr. Morgan was also appointed to fill the vacancy on the board of directors resulting from the resignation of Mr. Rediker from the board.

•	In February 2009, we appointed Mr. Ginnan to Vice President, Treasurer and Chief Financial Officer, upon the retirement of Mr. Brown. Mr. Ginnan had previously served as Corporate Controller.

•	In January 2010, we appointed Mr. Sowar to Vice President, General Counsel and Secretary, upon the retirement of Ms. Lamme on December 31, 2009. Ms. Lamme had most recently served as Senior Vice President, General Counsel and Secretary. Mr. Sowar most recently served as Vice President and Deputy General Counsel.

Compensation Objectives and Material Components

We compensate our executive officers through a mix of base salary and incentive compensation designed to be externally competitive and linked to achievement of our business strategy and financial goals. We believe that compensation of our executive officers should be influenced by competitive market levels, but most significantly determined by performance. The annual and long-term incentive portions of an executive’s compensation are linked to specific financial performance goals that are designed to benefit our shareholders. As a result, executives are provided the opportunity to earn a higher level of compensation during years of excellent financial performance, and conversely, in years of lower financial performance, compensation is limited to their base compensation. Our pay for performance philosophy was evident in 2009 as illustrated below:

•	In February 2010, we announced our financial results for 2009, which did not meet the minimum financial goal for the annual cash incentive award. As a result, no plan participants, including the named executive officers, received any payout of the award.

•	In February 2010, upon certification of our financial performance for the 2008-2009 performance period, all of the performance-based restricted stock awards were forfeited by the named executive officers because the performance goal was not met by the end of 2009. As a result, the named executive officers received no value from the award except for the dividends received during the performance period (note that for performance-based restricted stock grants made after 2008, dividends will be earned and paid out only if and when underlying shares vest).

•	Near the end of 2008, our Compensation Committee approved an additional incentive plan to reward the development and successful execution of a transformation plan to position the Company for growth in 2009 and beyond. The plan set objectives that were achieved and the executive officers received payouts in December 2008 and February 2009.

Three components comprise total direct compensation opportunities for our executive officers: base salary, annual cash incentive awards, and long-term equity-based awards. We do not have a targeted mix of compensation components; however, total direct compensation is weighted more towards performance-based components. The actual mix of components is the result of our financial and stock price performance and compensation decisions that have been made over time separately for each individual element of compensation.

The following two tables illustrate the mix of target compensation opportunities and target total direct compensation positioning provided to our named executive officers in 2009 (before adjustments), and adjusted to reflect a temporarily reduced annual cash incentive and a reduction in long-term equity. We do not have a specific target mix; however, our approach results in more than half of the compensation being incentive-based under either the target compensation (before adjustments) or the target compensation, as adjusted for 2009. The only exceptions are for the Vice President, General Counsel and Secretary (Mr. Sowar) and the Presidents of our Industrial and Healthcare Business Units (Messrs. Furey and Cates), who have about 45% incentive compensation after taking into account the 2009 adjustments to target compensation.

2009 Target Total Direct Compensation & Pay Mix — Before Adjustments

					TDC
			Annual	Long-Term	Competitive
Executive Officer	Role	Base Salary	Cash Incentive(1)	Equity(2)	Percentile

		% of TDC	% of TDC	% of TDC

Joseph P. Morgan, Jr.	President and Chief Executive Officer	29%	22%	49%	40th
Robert M. Ginnan	Vice President, Treasurer and Chief Financial Officer	38%	24%	38%	35th
Gerard D. Sowar(3)	Vice President, General Counsel and Secretary	46%	23%	31%	31st
Thomas M. Furey	President, Industrial Business Unit	47%	24%	29%	44th
Bradley R. Cates	President, Healthcare Business Unit	46%	23%	31%	41st
Craig J. Brown(4)	Former Vice President, Treasurer and Chief Financial Officer	100%	NA	NA	NA
Kathryn A. Lamme(4)	Former Senior Vice President, General Counsel and Secretary	31%	20%	49%	62nd

(1)	Excludes the special business transformation bonus program.

(2)	Based on an estimated fair value at the date of the award.

(3)	Mr. Sowar was named Vice President, General Counsel and Secretary late in the fiscal year and assumed this position January 1, 2010, two days before the end of the fiscal year on January 3, 2010. The pay mix reflects his target total direct compensation as Vice President, General Counsel and Secretary .

(4)	Pay mix does not include severance paid to Ms. Lamme or Mr. Brown.

2009 Target Total Direct Compensation & Pay Mix — As Adjusted

					TDC
		Base	Annual Cash	Long-Term	Competitive
Executive Officer	Role	Salary	Incentive(1)	Equity(2)	Percentile

		% of TDC	% of TDC	% of TDC

Joseph P. Morgan, Jr.	President and Chief Executive Officer	39%	24%	37%	25th
Robert M. Ginnan	Vice President, Treasurer and Chief Financial Officer	46%	27%	27%	25th
Gerard D. Sowar(3)	Vice President, General Counsel and Secretary	54%	24%	21%	24th
Thomas M. Furey	President, Industrial Business Unit	55%	25%	20%	35th
Bradley R. Cates	President, Healthcare Business Unit	54%	25%	21%	32nd
Craig J. Brown(4)	Former Vice President, Treasurer and Chief Financial Officer	100%	NA	NA	NA
Kathryn A. Lamme(4)	Former Senior Vice President, General Counsel and Secretary	39%	24%	37%	51st

(1)	Excludes the special business transformation bonus program.

(2)	Based on an estimated fair value at the date of the award.

(3)	Mr. Sowar was named Vice President, General Counsel and Secretary late in the fiscal year and assumed this position January 1, 2010, two days before the end of the fiscal year on January 3, 2010. The pay mix reflects his target total direct compensation as if he had been Vice President, General Counsel and Secretary for the entire year.

(4)	Pay mix does not include severance paid to Ms. Lamme or Mr. Brown.

Compensation Objectives

The objective of each compensation component is summarized below.

Compensation Component	Description	Objective

Base salary	• Fixed compensation • Reviewed annually and may be increased based on individual performance and market competitiveness	• Compensate officers for fulfilling their basic job responsibilities • Aid in attraction and retention
Annual cash incentive awards	• Variable compensation earned based on performance against pre-established annual goals	• Reward for annual goal achievement that contributes to the Company’s strategy, and ultimately, long-term total return to shareholders
Performance-based restricted shares
•   Shares of stock that can be earned if pre-determined goals are achieved over the performance period

•   For grants made prior to and in 2008, participants earned dividends on shares during the performance period

•   For grants made after 2008, dividends will be earned and paid out only if and when underlying shares vest

•   Reward for mid-term goal achievement that contributes to the Company’s strategy, and ultimately, long-term total return to shareholders

•   Focus executives as a team on overall corporate results

•   Focus executives as a team on sustained corporate performance through sustained stock price performance

•   Contribute to executive stock ownership

•   Motivate and aid in retention

Stock options	• Opportunity to purchase Company stock at an exercise price equal to the fair market value on the date of grant	• Align executive gains with shareholder gains over the long-term by rewarding executives for stock price improvement • Contribute to executive stock ownership • Motivate and aid in retention
Non-qualified deferred compensation plan	• Opportunity to defer receipt of earned compensation	• Aid executives in tax planning by allowing them to defer taxes on certain compensation • Provide a competitive benefit

Compensation Component	Description	Objective

Retirement plans	• Qualified Pension Plan • Non-qualified supplemental retirement benefits that provide additional retirement income to officers beyond what is provided in the Company’s standard retirement plans	• Provide retirement benefits • Provide additional retirement income security for officers who remain with the Company for a period of time • Aid in retention

Base Salary

Our Compensation Committee reviews and approves executive officer base salaries annually. In setting base salaries for each executive officer, the Compensation Committee considers the results of our:

•	Benchmarking process.

•	Target positioning.

•	Individual performance evaluations.

•	Affordability relative to our financial performance.

In general, there are three situations that may result in an adjustment to base salary: annual merit increases, promotions or changes in executive roles, and market adjustments.

Potential merit increases are reviewed in December and increases, if any, are usually effective the beginning of our fiscal year. Annual merit increases are not guaranteed and are determined on an individual basis. For named executive officers other than the Chief Executive Officer, the Compensation Committee also takes into account the recommendations from our Chief Executive Officer.

An executive officer may also receive a base salary increase as a result of a change in responsibilities or the executive’s role, or a promotion to a new position. While we use the results of our benchmarking and target positioning process, we also carefully consider past experience when making such salary changes.

Market adjustments can be made when we recognize a significant gap between the competitive market value and an executive’s base salary. These gaps can be driven by inflation, a limited supply of talent for a particular role, or a higher value for the position.

The base salary of the named executive officers was increased for 2009 as follows:

	2008 Base	2009 Base	Base Salary	Base Salary
	Salary	Salary	Increase	Increase
Executive Officer	($)	($)	($)	(%)

Joseph P. Morgan, Jr.	400,000	600,000	200,000	+50%
Robert M. Ginnan	225,000	300,000	75,000	+33%
Gerard D. Sowar	200,000	250,000	50,000	+25%
Thomas M. Furey	274,000	274,000	—	—
Bradley R. Cates	253,000	253,000	—	—
Craig J. Brown	358,000	358,000	—	—
Kathryn A. Lamme	311,000	311,000	—	—

Mr. Morgan’s base salary was increased to $600,000 in connection with his promotion to President and Chief Executive Officer. Mr. Ginnan’s base salary was increased to $300,000 in connection with his promotion to Vice President, Treasurer and Chief Financial Officer. Mr. Sowar’s base salary was increased to $250,000 in connection with his promotion to Vice President, General Counsel and Secretary. Base salaries for the remaining executive officers were not increased in light of Company budget constraints.

Annual Cash Incentive Awards

Annual cash incentive awards are based on a percentage of base salary (award level) for all executive officers. The target award level for Mr. Morgan was increased to 75% upon his promotion to President & Chief Executive Officer. The target award level for Mr. Ginnan was increased to 65% of base salary upon his promotion to Vice President, Treasurer and Chief Financial Officer. The target award level for Mr. Sowar was increased to 50% in connection with his promotion to Vice President, General Counsel and Secretary.

The table below shows the target award level for each named executive officer expressed as a percentage of salary, and the target award after the temporary reduction for 2009.

		As Adjusted
	2009	2009 Target
Executive Officer	Target Award Level	Award Level

Joseph P. Morgan, Jr.	75%	60%
Robert M. Ginnan	65%	60%
Gerard D. Sowar	50%	45%
Thomas M. Furey	50%	45%
Bradley R. Cates	50%	45%
Craig J. Brown	NA	NA
Kathryn A. Lamme	65%	60%

Our practice is to award annual cash incentive awards to executive officers under our Management Incentive Compensation Plan (Incentive Plan) based upon objective business performance goals approved by the Compensation Committee. Goals are established each year, depending on the relevant business focus of the Company for the year. In 2009, the business performance goal established was an adjusted pre-tax earnings from continuing operations amount (adjusted earnings from operations). The calculation begins with pre-tax earnings from continuing operations and is adjusted to eliminate (1) the annual cash incentive award amount, and (2) asset impairments, restructuring and other exit costs, amortization of net actuarial pension losses, and pension settlement charges, due to the non-operational nature of these items. The Compensation Committee can, at its discretion, exclude other items from the calculation or approve awards in the event that the established goal is not achieved. No such discretion was used in 2009.

We do not believe that an “all or nothing” approach is appropriate for the annual cash incentive awards. Rather, the performance goal is scaled so that the executive officer can receive part of an award in the event that acceptable, but not the desired, financial results are achieved. As shown in the table below, a threshold level of adjusted earnings from operations must be attained in order for executive officers to earn any annual cash incentive award (Minimum). For 2009, the Company’s budgeted financial performance constituted the target and would pay out 100% of the annual cash incentive award. This level of financial performance would be equivalent to approximately $1.07 per share, after payout of the award is factored into the calculation. The 2009 target was 10% higher than the 2008 target financial performance and was designed to exceed the annual dividend amount at the time the performance goals were approved. Performance goals are also established for higher payout rates, up to 200%, if actual performance significantly exceeds the target. The table below shows the approximate potential payout levels, stated as a percentage of the award level.

At the end of the fiscal year, we assess our actual financial performance against the performance goal, and an overall payout percentage amount is calculated. In 2009, our financial performance was less than the threshold amount and no annual cash incentive awards were earned.

2009 Annual Cash Incentive Goal

	Minimum	Target	Maximum

Adjusted earnings from operations	$46,529,000	$55,643,000	$63,132,000
Incentive payout percentage earned	50%	100%	200%

In 2008, our Compensation Committee also approved an additional incentive plan to reward the development of a transformation plan to position the Company for growth in 2009 and beyond, and to focus management on the achievement of several short-term goals in the initial stages of this plan. The first part was completed and paid out at the end of December 31, 2008. The second part and final payment was made in February 2009, and was earned by completing the following objectives on or before April 1, 2009:

•	Completion of sales transformation initiatives, including specialized assignments and a new sales organization compensation plan.

•	Re-organization of business units.

For the second part, Mr. Morgan was eligible for and received a payment totaling $130,000, and each of the remaining named executive officers except Mr. Sowar was eligible for and received a payment totaling $15,000.

We have not implemented any clawback provisions that would adjust or attempt to recover incentive compensation paid to any or all of our executive officers if the performance objectives upon which such compensation were based were to be restated or otherwise adjusted in a manner that would have the effect of reducing the amounts payable or paid.

However, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial statements due to any material noncompliance with any financial reporting requirement under the federal securities laws, as a result of misconduct, our Chief Executive Officer and Chief Financial Officer are legally required to reimburse us for any bonus or other incentive-based or equity-based compensation he or they receive from us during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial document embodying such financial reporting requirement, as well as any profits they realize from the sale of our securities during this 12-month period.

Changes in Annual Cash Incentives Awards for 2010

For 2010, the annual cash incentive awards will be based on the following factors:

2010 Annual Cash Incentive Performance Measures, Weightings, and Measurement Level

			Adjusted Earnings
	Revenue Growth		from Operations(1)		Customer Satisfaction
		Measurement		Measurement		Measurement
Participants	Weighting	Level	Weighting	Level	Weighting	Level

Chief Executive Officer Other Named Executive Officers Other Corporate and Shared Services Participants	40%	Corporate	40%	Corporate	20%	Corporate

Business Unit Participants	40%	Business Unit	40%	Business Unit	20%	Corporate

(1)	Based on earnings from continuing operations, additionally excluding asset impairments, restructuring and other exit costs, amortization of net actuarial pension losses, and pension settlement charges.

•	To pay any award, 90% of the corporate level adjusted earnings from operations goal must be achieved.

•	Minimum and maximum award opportunities will remain the same as in 2009 (50% and 200%, respectively).

Long-Term Equity Compensation

Our Compensation Committee administers the 2002 Equity Incentive Plan and approves all equity-based awards. We believe providing long-term equity compensation opportunities further focuses the executive officers’ efforts on the Company’s financial goals and aligns executive and shareholder interests. We may grant a mix of stock options and performance-based restricted stock awards to attract, retain, motivate, and reward our executive officers, and to encourage their ownership of an equity interest in the Company. We encourage stock ownership by executives, but do not have any formal stock ownership guidelines.

In 2008, our Compensation Committee approved the 2008-2009 Officer Long-Term Incentive Compensation Program. Awards were made under the 2002 Equity Incentive Plan, and the value of the awards was split 70%/30% between a grant in 2008 of performance-based restricted stock (equivalent to two times an annual performance restricted stock award), and annual stock option grants to be awarded in 2008 and 2009. The performance restricted stock awards had a two-year performance period (2008-2009). This split allowed the Compensation Committee to adjust for changes in individual performance and contributions.

In 2009, our Compensation Committee approved a new intended weighting of annual equity compensation at 50% performance restricted stock and 50% options to reinforce the importance of increasing stock price over the long-term and to provide significant upside opportunity to executives under the new business strategy. The value of the performance-based restricted stock grants, taken together with the expected value of the annual stock option awards, was intended to provide each executive officer with a target grant that was consistent with our competitive benchmarking. In addition, the target grant was intended to take into account internal strategic value, retention risk, and individual performance. All of these factors influenced individual grants, which varied from officer to officer.

For Mr. Morgan, the size of his target long-term equity incentive was set just below the competitive median. For Ms. Lamme, the size of her target long-term equity incentive was set between the median and 75th percentile. For the other named executive officers, the size of their target long-term equity incentives was set between the 25th percentile and median.

In 2009, the stock options were granted, but the performance restricted stock portion of the long-term incentive award was not granted at management’s recommendation and the Compensation Committee’s approval, due to: (1) the difficulty of setting realistic long-term performance goals for a new business strategy during a very uncertain economic period; and, (2) management’s perspective that the option grants provided an initial staking that was sufficient.

Stock Options — We believe stock options are inherently performance-based because the exercise price is equal to the closing market value of our common stock on the date the option is granted. Therefore, the stock option has value only if the market value of our common stock increases over time.

Stock options are generally awarded annually, and in 2009, we granted stock options primarily to executive officers and members of the executive leadership team. It is our policy to time stock option grants after release of financial results and any other material inside information. With the exception of discretionary awards, grants of stock options are generally approved by the Compensation Committee annually after the announcement of year-end results in late February. If the Compensation Committee is in possession of material information, the granting of stock option awards is delayed until the information has become public. An additional consideration for 2009 grants was that the increase in the proportion of options in the 2009 long-term equity incentive mix required that we obtain shareholder approval to increase the number of options that could be granted to any one individual in any year. As a result, part of the 2009 options were granted in February during our normal grant time, and part in April following shareholder approval of a higher individual annual limit.

If authority to make grants to non-executives is delegated to management in the case of significant promotions, new hires, and other discretionary awards, the Compensation Committee approves in advance the overall terms of such grants, the specific limits of delegated authority, and the specific requirements for reporting to the Compensation Committee. Discretionary awards, of which there were none in 2009, are generally made on the second and fourth Fridays of each month.

Performance-Based Restricted Shares — For the 2008-2009 performance period, the financial performance goal was cumulative and assumed that the 2008 financial goal for the annual cash incentive award would be achieved and then increased by 10% in the second year. The adjusted earnings per share calculation also excluded asset impairments, restructuring and other exit costs, amortization of net actuarial pension losses, and pension settlement charges from the calculation due to the non-operational nature of these items.

Threshold, target, and maximum performance goals were established to determine vesting of some or all of the target awards granted and possible grants of additional shares. The amount of shares that ultimately could have vested ranged from 50% to 150% of the target-level grant. If the actual performance achieved was below the threshold level, all of the shares previously granted would be forfeited. If the actual performance achieved was above the target level, additional shares would have been granted and immediately vested.

In February 2010, upon certification of our financial results for the 2008-2009 performance period, all of the previously issued performance-based restricted stock awards were forfeited by the named executive officers because the performance goal was not met by the end of 2009. As a result, the named executive officers received no value from the awards except for the dividends received during the performance period (note that for performance-based restricted stock grants made after 2008, dividends will be earned and paid out only if and when underlying shares vest).

2008-2009 Cumulative Long-Term Incentive Goals

	Minimum	Target	Maximum

Adjusted cumulative earnings per share	$2.06	$2.18	$2.46
Incentive payout percentage earned	50%	100%	150%

Changes in Long-Term Equity Compensation for 2010

For 2010, the Company plans to make long-term incentive awards consisting of 50% options and 50% performance-based restricted stock.

•	The performance-based restricted stock awards will have a one-year performance period and a three year vesting period. 25% of the award will vest upon achievement of performance goals, 25% of the award will vest upon achievement of the performance goals and one additional year of service, and 50% of the award will vest upon achievement of the performance goals and two additional years of service.

•	The minimum number of performance restricted stock awards vesting is 50% of target for achievement of a minimum performance goal and the maximum number of performance restricted stock awards vesting is 150% of target for achievement of a maximum performance goal.

•	The performance measure will be the same as the adjusted earnings from operations measure in the 2010 annual cash incentive plan.

Perquisites

Executive officers participate in healthcare and other benefit programs on the same terms as other employees.

Retirement Plans

Executive officers participate in the same defined benefit pension and defined contribution 401(k) plans as do other salaried employees of the Company, dependent upon their dates of hire. Because the Internal Revenue Code limits the amount of compensation used in determining the benefits earned by our executive officers under our tax-qualified defined benefit plan, we maintain various supplemental retirement benefit plans for our executive officers to provide them with additional retirement benefits. The supplemental retirement opportunities are also benchmarked to provide provisions generally consistent with industry practices.

A description of these plans and the executive officers that participate in each plan are covered under the Pension Benefits Table. We provide these retirement benefits to our executive officers in order to remain competitive, attract key personnel, and retain existing executive officers. The supplemental plans focus on rewarding long-service officers who have made important contributions to the Company over time. This is accomplished through a 10-year cliff vesting provision that only rewards those who have remained as an officer with the Company for that time.

Deferred Compensation Plan

We also provide executive officers the ability to defer a portion of their base salary and annual cash incentive awards on a tax-deferred basis. There is no provision for any matching contribution to this plan.

Change in Control

We do not have a defined policy for severance benefits to executives under a change in control; however, our practice with respect to non-change in control terminations (as stated below under “Termination and Severance Agreements”) would also be applicable under a change in control. Historically, equity awards granted prior to 2009 become exercisable upon a change in control (“single trigger”). In 2009, the 2002 Equity Incentive Plan was amended to require a “double trigger” for accelerated vesting of equity awards granted in 2009 or later. The “double trigger” requires that a termination (wrongful termination or “good reason” termination) take place within 24 months after the change in control. See more detail under “Potential Payments upon a Termination or Change in Control.”

Termination and Severance Agreements

We do not have a defined policy or program for executive terminations without a change in control. Our normal severance policy provides for separation benefits equal to one week of base salary for each year of service up to a maximum of 26 weeks. For executive officers, our practice has been to grant separation benefits that are generally equal to one year of base compensation at their current base salaries; however, this benefit above the normal severance policy is not guaranteed.

In recognition of Mr. Brown’s and Ms. Lamme’s valued service, the Board provided both executive officers with a departure arrangement equal to one year of base compensation to be paid out over the year following their retirement. Mr. Brown will also receive an additional $50,000 to be paid one year after his retirement. Mr. Brown’s unvested outstanding options were cancelled upon retirement and his unexercised vested outstanding stock options were cancelled 90 days after retirement. Ms. Lamme’s outstanding stock options will continue to vest and be exercisable per their original terms as set forth in the 2002 Equity Incentive Plan.

We have no employment agreements with the named executive officers.

Tax and Accounting Implications for Compensation

An important factor considered when designing our compensation program is the cost of the various components of compensation. We are required to expense the fair value of all share-based payments under equity accounting rules related to stock options and other stock awards. The accounting treatment is taken into consideration in the design of our long-term equity compensation awards.

Section 162(m) of the Internal Revenue Code (the “Code”) limits the tax deduction for compensation paid to our Chief Executive Officer and certain other executives (“Covered Employees”) to $1 million per year. The limitation does not apply to compensation that qualifies as “performance-based.” Our annual cash incentive awards and performance-based restricted stock awards are made under shareholder-approved plans. We believe these awards qualify as performance-based compensation under the Code. Our Compensation Committee considers the effect of section 162(m) in designing our compensation program and in making compensation decisions.

Base salary is expensed when earned and is not tax deductible over $1 million for Covered Employees.

Annual cash incentive awards are expensed during the year when it is probable that the financial performance goal will be met. The amounts paid meet the requirements of Section 162(m) of the Code and are tax deductible.

Stock options are expensed in accordance with equity accounting rules, which is generally over the vesting period, unless the individual has reached “retirement-eligible age.” Amounts realized are tax deductible upon exercise of the options.

Performance-based restricted stock is expensed in accordance with equity accounting rules, which is generally over the performance period if it is probable that the performance goal will be met. Awards are tax deductible when the shares vest and are released.

Summary Compensation Table

The following table and footnotes contain information regarding compensation earned in or with respect to 2009 by:

•	Our Chief (Principal) Executive Officer

•	Our Chief (Principal) Financial Officer

•	Our three other most highly compensated executive officers

•	Our former Chief Financial Officer

•	Our former Senior Vice President, General Counsel and Secretary

We refer to these officers collectively as our named executive officers.

					Non-Equity
					Incentive Plan	Change in	All Other
		Salary	Stock Awards	Option Awards	Compensation	Pension Value	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Joseph P. Morgan, Jr.	2009	602,308	—	556,948	130,000	1,858	115,569	1,406,683
President and Chief Executive Officer	2008	366,731	441,768	84,020	130,000	8,049	93,635	1,124,203
	2007	290,308	—	40,232	58,424	—	61,271	450,235
Robert M. Ginnan	2009	295,673	—	175,479	15,000	7,677	11,410	505,239
Vice President, Treasurer and
Chief Financial Officer
Gerard D. Sowar	2009	207,765	—	38,995	—	537	10,650	257,947
Vice President, General Counsel and
Secretary
Thomas M. Furey	2009	284,538	—	97,488	15,000	290	52,476	449,792
President, Industrial Business Unit	2008	273,385	331,800	47,202	15,000	279	60,901	728,567
	2007	257,308	—	35,203	51,783	269	54,698	399,261
Bradley R. Cates	2009	262,731	—	97,488	15,000	1,681	52,537	429,437
President, Healthcare Business Unit	2008	252,423	221,832	31,468	15,000	1,617	54,597	576,937
	2007	231,000	26,140	35,203	46,489	1,554	7,880	348,266
Craig J. Brown	2009	75,731	—	—	15,000	—	453,668	544,399
Former Senior Vice President, Treasurer and	2008	357,231	510,024	72,612	15,000	258,941	1,380	1,215,188
Chief Financial Officer	2007	336,192	—	113,152	67,659	233,910	1,350	752,263
Kathryn A. Lamme	2009	322,962	—	292,465	15,000	47,422	311,000	988,849
Former Senior Vice President, General Counsel	2008	310,308	510,024	72,612	15,000	289,434	7,632	1,205,010
and Secretary	2007	292,308	—	113,152	58,827	422,411	1,154	887,852

(1)	Represents the total grant date fair value of awards issued during the year computed in accordance with Accounting Standards Codification (ASC) Topic 718. These amounts represent the grant date estimate of total compensation expense that will be recognized over the service/performance period. The stock awards issued in 2008 were all performance-based. Compensation amounts in the above table are based on our estimate of the probable outcome of the performance condition at the date of grant, and not necessarily the maximum amount that could be earned by the named executive. The maximum amounts that could have been earned by the named executive officers, in order were: $662,652, $497,700, $332,748, $765,036, and $765,036. See Note 14 to our Consolidated Financial Statements included in Form 10-K for the year ended January 3, 2010 for discussion of the relevant assumptions used to determine fair value of stock and option awards. The amounts shown do not represent actual amounts paid to the named executive officers. All of the performance-based stock awards issued in 2008 were fully forfeited because the performance goal was not met. As a result, the named executive officers received no value from the award except for the dividends received during the performance period. Whether, and to what extent, the named executive officers realize value on equity awards will depend on our financial performance, our stock price, and continued employment.

(2)	The amounts for 2007 represent annual cash incentive awards earned during the year under our Management Incentive Compensation Plan and paid in February of the subsequent year upon approval of our Compensation Committee. Annual awards were based upon the attainment of the financial goal for 2007 and represent a payout percentage of approximately 40% of the target award amount. No annual cash incentive awards were earned in 2008 or 2009.

In 2008 and 2009, the named executive officers earned amounts under an additional incentive plan for the development of the transformation plan discussed in the Compensation Discussion and Analysis.

(3)	The amounts reflect the total change in actuarial present value of the accumulated pension benefits under all defined benefit retirement plans in which the named executive officer participates. The amounts are determined using interest rate and mortality rate assumptions consistent with those used in our audited consolidated financial statements. Effective June 30, 2008, pension benefits were frozen for participants that were still accruing benefits under our qualified and nonqualified defined benefit plans. In 2009, Mr. Brown retired and received lump payments of $2,419,335 from our qualified and nonqualified plans and is receiving payments under our Officers’ Supplemental Nonqualified Plan. See further discussion of actuarial assumptions, plan benefits, and executive officer participation under the “Pension Benefits” table.

No named executive officer received preferential or above-market earnings (as these terms are defined by the SEC) on their deferred compensation accounts.

(4)	The table below shows the components of other compensation.

			Company
		Company	Contribution to
		Contribution to	Supplemental
		Tax-Qualified	Defined
		401(k) Plan	Contribution Plan	Tax Gross-Ups	Severance	Total
Name	Year	($)(a)	($)(b)	($)(c)	($)(d)	($)

Joseph P. Morgan, Jr.	2009	5,723	109,846	—	—	115,569
	2008	9,888	83,273	474	—	93,635
	2007	10,125	50,366	780	—	61,271
Robert M. Ginnan	2009	11,410	—	—	—	11,410
Gerard D. Sowar	2009	10,650	—	—	—	10,650
Thomas M. Furey	2009	7,545	44,931	—	—	52,476
	2008	9,876	51,025	—	—	60,901
	2007	10,125	44,573	—	—	54,698
Bradley R. Cates	2009	10,877	41,660	—	—	52,537
	2008	7,036	47,087	474	—	54,597
	2007	7,100	—	780	—	7,880
Craig J. Brown	2009	9,816	—	—	453,668	463,484
	2008	1,380	—	—	—	1,380
	2007	1,350	—	—	—	1,350
Kathryn A. Lamme	2009	10,720	—	—	311,000	321,720
	2008	7,632	—	—	—	7,632
	2007	1,154	—	—	—	1,154

(a)	The 401(k) Savings Plan previously had two methods for determining the percentage match from the Company. Under the original method, we matched ten cents on the dollar for the first six percent (6%) of the participant’s compensation deferred into the plan. The original method was used in connection with the traditional pension retirement formula of The Stanreco Retirement Plan until June 30, 2008, when benefits accruing under that formula were frozen. Messrs. Ginnan and Brown and Ms. Lamme were covered by the original method. Under the second method, we matched seventy-five cents on the dollar for the first six percent (6%) of the participant’s compensation deferred into the plan. Messrs. Morgan, Sowar, Furey, and Cates were covered under the second formula. Effective June 30, 2008, all employees are covered under the second formula, which was subsequently reduced to fifty cents effective November 30, 2009. The Company match vests after three years of service.

(b)	Participants in the Supplemental Executive Retirement Plan, a defined contribution plan, are credited with 15% of annual base salary and annual cash incentive compensation.

(c)	We pay for the cost of spouses that accompany employees on our annual sales award event. These amounts are taxable to the employee and we provide a tax gross up to cover the incremental tax expense to the employee. This benefit is provided to all employees that attend the event.

(d)	Mr. Brown and Ms. Lamme retired during 2009 and received one year base salary in recognition of their valued service plus any unused vacation. Mr. Brown also was awarded an additional $50,000 to be paid one year after his retirement.

As reflected in the summary compensation table, the salary and bonus received by each of our named executive officers as a percentage of their total compensation for 2009 was as follows: Mr. Morgan 42.8%; Mr. Ginnan 58.5%; Mr. Sowar 80.5%; Mr. Furey 63.3%; Mr. Cates 61.2%; Mr. Brown 13.9%; and Ms. Lamme 32.7%.

Grants of Plan-Based Awards in 2009

The following table contains information related to:

•	Cash amounts that could have been earned in 2009 by our named executive officers under the terms of our Management Incentive Compensation Plan if the financial goals were obtained

•	Nonvested stock option awards granted by our compensation committee, reflected on an individual grant basis.

					All Other
					Option Awards:
					Number of
					Securities	Exercise or Base
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Underlying	Price of Option	Grant Date Fair
	Grant	Threshhold	Target	Maximum	Options	Awards	Value
Name	Date	($)(1)	($)(1)	($)(1)	(#)(2)	($/Sh)	($) (3)

Joseph P. Morgan, Jr.	NA	180,692	361,385	722,770
	2/25/09				100,000	4.70	173,820
	4/30/09				187,900	5.22	383,128
Robert M. Ginnan	NA	88,702	177,404	354,808
	2/25/09				45,000	4.70	78,219
	4/30/09				47,700	5.22	97,260
Gerard D. Sowar	NA	46,747	93,494	186,989
	2/25/09				10,000	4.70	17,382
	4/30/09				10,600	5.22	21,613
Thomas M. Furey	NA	64,021	128,042	256,084
	2/25/09				25,000	4.70	43,455
	4/30/09				26,500	5.22	54,033
Bradley R. Cates	NA	59,114	118,229	236,458
	2/25/09				25,000	4.70	43,455
	4/30/09				26,500	5.22	54,033
Craig J. Brown	NA	—	—	—	—	—	—
Kathryn A. Lamme	NA	96,889	193,777	387,554
	2/25/09				75,000	4.70	130,365
	4/30/09				79,500	5.22	162,100

(1)	Represents the threshold, target, and maximum annual cash incentive award amounts that could have been earned in 2009 under our Management Incentive Compensation Plan as further described in the Compensation Discussion and Analysis under “Annual Cash Incentive Awards”. No annual cash incentive award amounts were earned in 2009 as the financial performance achieved was less than the threshold amount.

(2)	Represents stock option awards granted under the 2002 Equity Incentive Plan. Grants of stock options vest 25% each year upon the anniversary of the grant date. The term of these options is ten years. Other material terms of the stock option awards are described in the section “Potential Payments upon Termination and Change in Control.”

(3)	Represents the grant date fair value of stock options granted under our 2002 Equity Incentive Plan in 2009. The fair value is calculated based on the grant date fair value of the award as determined under ASC Topic 718 for financial reporting purposes times the number of shares granted and does not represent amounts paid to the executive officers for the year. Fair value for stock options is determined using the Black-Scholes Model. See Note 14 to our Consolidated Financial Statements included in Form 10-K for the year ended January 3, 2010 for discussion of the relevant assumptions used to determine fair value.

Outstanding Equity Awards

The following table contains information related to unexercised stock option awards and nonvested restricted stock awards held by each of our named executive officers at January 3, 2010.

	Stock Option Awards				Restricted Stock Awards
								Equity
							Equity	Incentive Plan
							Incentive	Awards:
							Plan Awards:	Market or
							Number of	Payout Value
	Number of	Number of			Number of		Unearned	of Unearned
	Securities	Securities			Shares or	Market Value	Shares, Units	Shares, Units
	Underlying	Underlying			Units of	of Shares or	or Other	or Other
	Unexercised	Unexercised	Option		Stock That	Units of Stock	Rights	Rights That
	Options(1)	Options(1)	Exercise	Option	Have Not	That Have Not	That Have	Have Not
	(#)	(#)	Price	Expiration	Vested(2)	Vested(3)	Not Vested(4)	Vested(3)
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)

Joseph P. Morgan, Jr.	17,050	—	20.16	02/05/13			46,600	237,660
	17,050	—	18.01	02/18/14
	10,900	—	12.89	02/23/15
	6,666	2,221	17.00	02/22/16
	8,000	8,000	13.07	02/21/17
	13,350	40,050	9.51	04/29/18
	—	100,000	4.70	02/25/19
	—	187,900	5.22	04/30/19

Robert M. Ginnan	2,000	—	15.44	02/16/10	3,000	15,300
	7,500	—	12.63	12/13/10
	3,000	—	19.47	12/12/11
	2,500	—	22.87	02/13/12
	4,000	—	20.16	02/05/13
	6,000	—	18.01	02/18/14
	3,000	—	12.89	02/23/15
	3,750	1,250	17.00	02/22/16
	2,200	2,200	13.07	02/21/17
	—	45,000	4.70	02/25/19
	—	47,700	5.22	04/30/19

Gerard D. Sowar	1,500	—	20.16	02/05/13	2,025	10,328
	4,000	—	18.01	02/18/14
	3,000	—	12.89	02/23/15
	1,500	500	17.00	02/22/16
	1,000	1,000	13.07	02/21/17
	—	10,000	4.70	02/25/19
	—	10,600	5.22	04/30/19

Thomas M. Furey	7,000	—	12.35	05/28/14	500	2,550	35,000	178,500
	3,500	—	12.89	02/23/15
	3,750	1,250	17.00	02/22/16
	3,210	1,070	13.30	04/27/16
	7,000	7,000	13.07	02/21/17
	7,500	22,500	9.51	04/29/18
	—	25,000	4.70	02/25/19
	—	26,500	5.22	04/30/19

Bradley R. Cates	5,625	—	12.63	12/13/10	1,500	7,650	23,400	119,340
	2,500	—	19.47	12/12/11
	1,500	—	22.87	02/13/12
	3,000	—	20.16	02/05/13
	3,800	—	18.01	02/18/14
	500	—	10.35	09/28/14
	500	—	12.49	01/31/15
	2,500	—	12.89	02/23/15
	500	—	14.26	05/23/15
	3,750	1,250	17.00	02/22/16
	7,000	7,000	13.07	02/21/17
	5,000	15,000	9.51	04/29/18
	—	25,000	4.70	02/25/19
	—	26,500	5.22	04/30/19

	Stock Option Awards				Restricted Stock Awards
								Equity
							Equity	Incentive Plan
							Incentive	Awards:
							Plan Awards:	Market or
							Number of	Payout Value
	Number of	Number of			Number of		Unearned	of Unearned
	Securities	Securities			Shares or	Market Value	Shares, Units	Shares, Units
	Underlying	Underlying			Units of	of Shares or	or Other	or Other
	Unexercised	Unexercised	Option		Stock That	Units of Stock	Rights	Rights That
	Options(1)	Options(1)	Exercise	Option	Have Not	That Have Not	That Have	Have Not
	(#)	(#)	Price	Expiration	Vested(2)	Vested(3)	Not Vested(4)	Vested(3)
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)

Craig J. Brown					—	—	31,383	160,053

Kathryn A. Lamme	2,000	—	15.44	02/16/10	—	—	53,800	274,380
	9,000	—	12.63	12/13/10
	3,000	—	19.47	12/12/11
	5,000	—	22.87	02/13/12
	7,500	—	20.16	02/05/13
	10,000	—	18.01	02/18/14
	14,800	—	12.89	02/23/15
	18,659	6,219	17.00	02/22/16
	22,500	22,500	13.07	02/21/17
	11,538	34,612	9.51	04/29/18
	75,000	—	4.70	02/25/19
	79,500	—	5.22	04/30/19

(1)	The vesting date of each option is listed in the table below by expiration date.

Expiration	Vesting	Expiration	Vesting	Expiration	Vesting
Date	Date	Date	Date	Date	Date

02/16/10	02/16/04	05/28/14	05/28/08	04/27/16	04/27/10
12/13/10	12/13/04	09/28/14	09/28/05	02/21/17	02/21/11
12/12/11	12/31/04	01/31/15	01/31/06	04/29/18	04/29/12
02/13/12	12/31/04	02/23/15	02/23/09	02/25/19	02/25/13
02/05/13	12/31/04	05/23/15	05/23/06	04/30/19	04/30/13
02/18/14	12/31/04	02/22/16	02/22/10

(2)	Service-based restricted stock awards vest as follows: Mr. Ginnan: 2010-1,500 shares, 2011-1,000 shares, and 2012-500 shares; Mr. Sowar: 2010-850 shares, 2011-675 shares, and 2012-500 shares; Mr. Furey 2010-500 shares; Mr. Cates 2010-1,000 shares and 2011-500 shares.

(3)	The stock price used to calculate values in the above table is $5.10, the closing price on December 31, 2009, the last trading day of 2009.

(4)	All of the shares shown are performance-based restricted shares that were forfeited and will be canceled in February 2010 because the performance objective was not met at the end of 2009.

Option Exercises and Stock Vested

In 2009 none of our named executive officers exercised any stock option awards that were granted to them. The following table contains information related to restricted stock awards held by each of our named executive officers that vested during 2009.

		Stock Awards
		Number of
		Shares Acquired	Value Realized on
		on Vesting	Vesting(1)
Name		(#)	($)

Joseph P. Morgan, Jr.	2009	—	—
Robert M. Ginnan	2009	1,675	8,132
Gerard D. Sowar	2009	1,000	4,761
Thomas M. Furey	2009	675	3,347
Bradley R. Cates	2009	1,125	5,605
Craig J. Brown	2009	—	—
Kathryn A. Lamme	2009	—	—

(1)	The value realized represents the number of shares acquired on vesting multiplied by the market price on the day of vesting.

Pension Benefits

The following table contains information regarding the present value of the accumulated benefits for our named executive officers under our defined benefit retirement plans as of January 3, 2010, the same date used for financial reporting purposes. Assumptions used in the calculated amounts for defined benefit plans include (a) mortality according to the RP2000 mortality table, (b) a retirement age equal to the earliest time at which the executive could retire without any reduction in benefits, and (c) applying a discount rate of 5.8% per annum. For further discussion of assumptions used in calculating accumulated benefits, see Note 15 to our Consolidated Financial Statements included in our Form 10K for the year ended January 3, 2010.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Joseph P. Morgan, Jr.	Stanreco Retirement Plan(1)	4	34,965	—
	Non-Qualified Retirement Plan(1)	4	11,226	—
	Officers’ Supplemental Non-Qualified Plan(2)	5	21,763	—
Robert M. Ginnan	Stanreco Retirement Plan(3)	15	176,732	—
Gerard D. Sowar	Stanreco Retirement Plan(1)	2	13,949	—
Thomas M. Furey	Stanreco Retirement Plan(1)	1	6,884	—
	Non-Qualified Retirement Plan(1)	1	665	—
Bradley R. Cates	Stanreco Retirement Plan(1)	5	40,629	—
	Non-Qualified Retirement Plan(1)	5	3,082	—
				—
Craig J. Brown(4)	Stanreco Retirement Plan(3)	34	—	1,087,733
	Non-Qualified Retirement Plan(3)	34	—	1,331,602
	Officers’ Supplemental Non-Qualified Plan	22	797,180	90,625
Kathryn A. Lamme(5)	Stanreco Retirement Plan(3)	10	356,874	—
	Non-Qualified Retirement Plan(3)	10	121,995	—
	Officers’ Supplemental Non-Qualified Plan	12	798,004	—

(1)	Includes years of credited service through December 31, 2004 at which time pension plan benefits were frozen. See discussion below.

(2)	Includes years of credited service through January 1, 2007 at which time pension plan benefits were frozen. See discussion below

(3)	Includes years of credited service through June 29, 2008 at which time pension plan benefits were frozen. See discussion below.

(4)	Mr. Brown retired on February 27, 2009 and received a lump sum payment of his benefits under the Stanreco Retirement Plan and the Non-Qualified Retirement Plan. Benefits under the Officers’ Supplemental Non-Qualified Plan will be paid out in ten annual installments.

(5)	Ms. Lamme retired on December 31, 2009. Amounts in the above table represent retirement benefits Ms. Lamme is eligible to receive.

The Stanreco Retirement Plan (Qualified Plan) is our qualified defined benefit pension plan. The benefits were previously based on years of service and the employee’s average annual compensation based on the five highest years, or years of service and a benefit multiplier (traditional formula). In 2004, the benefit formula for certain participants (primarily participants hired after December 31, 1999) was frozen and these participants do not earn any additional benefit credits after this date; however, their lump sum earns 4% interest annually until termination of employment with the Company (pension equity formula). Messrs. Morgan, Sowar, Furey, and Cates participate under this formula. The traditional formula covers plan participants hired before January 1, 2000, including Messrs. Ginnan and Brown and Ms. Lamme. The traditional formula provides a defined benefit calculated as 1.3 percent of final average pay (average of highest five years of base and annual cash incentive) times years of credited service. Effective June 30, 2008, we modified the Qualified Plan and the nonqualified supplementary benefit plan discussed below for participants that were still accruing benefits under the plans. As a result, these participants ceased accruing pension benefits and final pension benefit amounts will be based on pay and service through June 29, 2008. Normal retirement age is 65, but unreduced benefits are available at age 62. Plan participants can elect payment in the form of a lump sum or annuity.

The Non-Qualified Retirement Plan supplements the Qualified Plan and is available to all Qualified Plan participants who are affected by limits imposed by the Tax Reform Act of 1986, including executive officers. It provides retirement benefits that would have been payable from the Qualified Plan but for such limits. Benefits are calculated using the same underlying formula as the Qualified Plan, traditional or pension equity, and all features of the Non-Qualified Retirement Plan are the same as the Qualified Plan.

The Officers’ Supplemental Non-Qualified Plan provides additional retirement benefits based on years of credited service as an executive officer in excess of five years. It is intended to be a competitive benefit to attract and retain talented executive leadership. It provides a defined benefit calculated as 3.05 percent of final average pay (the average of the highest five years of base and annual cash incentive) times years of officer service in excess of five years. The plan was amended effective January 1, 2007, to provide that retirement benefits be paid out to the participant or survivor in ten annual installments and to freeze the plan to new participants. Benefits were frozen for all participants except Mr. Brown and Ms. Lamme. The plan has a 10-year cliff vesting provision and contained a provision that fully vested all participants in benefits earned under the plan, upon amendment, suspension or termination of the plan. Therefore, the 2007 plan amendment vested all participants with less than ten years of officer service. This plan was replaced by a defined contribution plan discussed below.

Ms. Lamme is eligible for early retirement under all plans in which she participates. These plans provide that a participant may elect early retirement at age 62 or at age 55 with ten years of credited service. The benefit payable upon early retirement is subject to a reduction factor of five percent for each year the participant is under age 62.

The sum of annual benefits payable under the above retirement plans cannot exceed more than 50% of the executive officer’s final average pay.

With the exception of our Qualified Plan, we do not fund any retirement plans, but we accrue for projected benefits and pay benefits from general corporate assets. None of the defined benefit retirement plans provide flexibility to enhance the years of service or other components of the formula other than by plan amendment. We have not enhanced years of service or other components of the formulas for any executive officer.

Non-Qualified Defined Contribution and Deferred Compensation Plans

The following table contains information related to our named executive officers’ participation in our Supplemental Executive Retirement Plan (a nonqualified defined contribution plan) and deferred compensation plans.

	Company		Aggregate
	Contributions in	Aggregate Earnings	Distributions in	Aggregate Balance
	Last Fiscal Year	in Last Fiscal Year	Last Fiscal Year	at Last Fiscal Year End
Name	($)(1)	($)(2)	($)(3)	($)(4)

Joseph P. Morgan, Jr.	109,846	8,200	—	254,707
Thomas M. Furey	44,931	5,896	—	149,099
Bradley R. Cates	41,660	29,844	—	187,247
Craig J. Brown	—	(67,034)	(192,387)	—
Kathryn A. Lamme	—	29,752	—	153,951

(1)	Represent amounts earned under our Supplemental Executive Retirement Plan which were reported as compensation in the Summary Compensation Table.

(2)	Represent amounts earned under The Standard Register Company Deferred Compensation Plan and the Supplemental Executive Retirement Plan. None of the earnings are above-market or preferential and, accordingly, such amounts are not included in the Summary Compensation Table.

(3)	Mr. Brown received a distribution from our Deferred Compensation Plan following his retirement in 2009.

(4)	On a cumulative basis, $243,485 was reported for Mr. Morgan, $140,529 for Mr. Furey, $88,747 for Mr. Cates, and $384,599 for Mr. Brown in the Summary Compensation Table. The balance for Ms. Lamme represents the balance in our Deferred Compensation Plan that will be distributed in 2010 following her retirement at the end of 2009. Earnings and losses will continue to accrue until the time of distribution.

We have a Supplemental Executive Retirement Plan for executive officers who are not in the traditional formula of our Qualified Plan or other supplemental defined benefit retirement plans discussed above. Messrs. Morgan, Furey, and Cates currently participate in this defined contribution plan and Messrs. Ginnan and Sowar will participate starting in 2010. The plan is designed to supplement benefits available under our 401(k) savings plan to executive officers hired after 2000 or who participate in the pension equity formula of our Qualified Plan. Participant accounts are credited annually on the last day of the year with 15% of their annual compensation, which includes base salary and annual cash incentive awards. Accounts are credited annually with an investment return which currently is 6%. Participants are fully vested after ten years of credited service as an officer, eligibility for early retirement, death, or disability. The defined contribution plan gives the Compensation Committee the flexibility to structure arrangements to attract new hires, for example, by crediting additional years of service. No executive officer, however, has been credited with additional years of service to date. Benefit payments are made in ten equal installments and are paid from general company assets. We currently do not fund this plan.

Our Deferred Compensation Plan covers all highly-compensated employees, including executive officers. The Standard Register Company Deferred Compensation Plan (the “1998 Deferred Plan”) covers “pre-2005” deferrals and the amended and restated plan (the “2005 Deferred Plan”) covers deferrals made on or after January 1, 2005 (“post-2004” deferrals). Executive officers are permitted to defer up to 100% of their annual cash incentive award and up to 75% of base salary on an after-tax basis. We do not currently provide any matching contribution to these plans. Benefits are paid from general company assets. We have set aside funds in a Rabbi Trust in an amount substantively equal to the liability to participants, and payments would be made from this Rabbi Trust in the event of a change in control or a change of heart by management. Accounts are credited with earnings according to the “deemed investment” directed by the participant. Participants can select one or more mutual funds or other investments similar to those offered in our qualified 401(k) Savings Plan. None of the deemed investment choices provide interest at above-market rates.

The deferred compensation account balances for Mr. Brown and Ms. Lamme are “pre-2005” deferrals as is a portion of the balance for Mr. Cates. These balances are governed under the 1998 Deferred Plan which permits the participants to make unscheduled in-service withdrawals, but only 90% of the account balance may be withdrawn during employment. The remaining 10% is forfeited.

The 2005 Deferred Plan does not permit unscheduled in-service withdrawals of “post-2004” deferrals. However, both Deferred Plans allow participants to elect to have scheduled in-service withdrawals of “post-2004” deferrals while the participant is still performing services for the Company without forfeiture of any portion of the account balance. These scheduled in-service withdrawals cannot begin for at least two years after the date of the participant’s election and the participant can elect to have the withdrawals paid in a lump sum or in annual installments over a period of not more than five years. A participant may change his election as to the timing of a scheduled withdrawal; however, the change must meet certain requirements in the plan and can not accelerate the time of withdrawals.

Potential Payments upon Termination or Change in Control

Severance

We believe that companies should provide reasonable severance benefits to employees. With respect to executive officers, these severance benefits should reflect the fact that it may be difficult to find comparable employment within a short period of time. We have generally provided separation benefits to executive officers who are asked to leave the Company for reasons other than cause. The benefits are not contractual and are subject to approval by our Board of Directors. We consider factors such as length of service, individual accomplishments and performance, and the value of benefits forfeited through termination. In most cases, separation benefits are not available for executive officers who resign or retire unless such resignation or retirement is requested by us. In the past, we have granted separation benefits to departing executive officers generally equal to one year of base compensation at their current base salary. However, there is no guarantee that the executive officer would receive separation benefits above our normal severance policy of one week for each year of service, up to a maximum of 26 weeks. Over the years, there have been slight variations or additions to this practice, including outplacement counseling, continuation on the payroll for purposes of benefit eligibility, and stock award vesting. Our Board of Directors has not adopted any policy with respect to executive officer separation benefits, and there is no guarantee that any executive officer termination in the future will be handled in the same way as past terminations. As a condition of receiving separation benefits, a departing executive officer is required to release all claims against us and reaffirm his or her contractual obligations regarding confidentiality, non-competition, non-solicitation of company employees, and non-disparagement.

Management Incentive Compensation Plan

Change in Control — In the event of a change in control, employees, including the named executive officers, are entitled to receive a payment equal to his or her target incentive award for the incentive period that includes the date of the change of control.

Termination Provisions — If an executive officer’s employment terminates due to death or disability during the incentive period, a prorated amount of any unpaid incentive awards will be payable to the executive officer if the performance goals are achieved. An executive officer who remains employed through the incentive period, but is terminated prior to the payment date, is entitled to receive any incentive award if the performance goals are achieved. If an executive officer’s employment terminates for any reason other than due to death or disability during the incentive period, the balance of any unpaid cash incentive awards will be forfeited by the executive officer.

Equity Plans

Change in Control — Under the 1995 Stock Option Plan and the 2002 Equity Incentive Plan, in the event of a change in control, stock options granted under the plans become immediately exercisable in full. Under the 2002 Equity Incentive Plan, shares of nonvested service-based and performance-based restricted stock granted under the plan are immediately vested, whether or not the performance goal is met.

Termination Provisions — Incentive options and nonqualified options are treated similarly under both the 1995 Stock Option Plan and the 2002 Equity Incentive Plan in the event of termination of employment. In general the exercisable portion of any option will terminate ninety days after termination of employment other than for cause, and the unexercisable portion will terminate upon the date of termination. However, all nonqualified options continue to vest and be exercisable after termination if the termination is due to retirement in accordance with our normal retirement policy after age 62, death, or permanent and total disability. If an employee dies or becomes disabled while employed by the Company or within ninety days after termination for reasons other than cause, any options exercisable as of that date can be exercised at any time within one year after the date of termination of employment by the employee’s estate, guardian, or persons to which the options were legally transferred. All options terminate immediately if employment is terminated for cause or if the employee violates any written employment or non-competition agreement with the Company.

Under the 2002 Equity Incentive Plan, upon termination of employment, all nonvested shares of restricted stock are forfeited, unless the employee leaves the Company as a result of retirement in accordance with our normal retirement policy after age 62 with ten years of service, or due to death or permanent disability. In these cases, service-based restricted shares immediately vest and performance restricted shares continue to be subject to the vesting provisions of the awards. Upon the retirement of Mr. Brown and Ms. Lamme in 2009, the performance restricted shares issued in 2008 would continue to be subject to vesting, if the performance goal was met, on a pro-rated basis.

Deferred Compensation Plan

Change in Control — In the event of an involuntary termination as a result of a change in control, employees receive their benefit based upon their prior written election. If no prior election has been made, the amount will be paid in five equal annual installments commencing in January of the subsequent year.

Termination Provisions — Upon retirement, death, or disability, employees may elect either a lump sum payment or payment in annual installments over fifteen years. Upon termination of employment for other than death, disability, or retirement, the entire account balance under both plans is paid in a lump sum. Under the 2005 Deferral Plan, certain “specified employees” as defined under Section 409(A) of the Internal Revenue Code (which would include named executive officers) are required to wait at least six months following termination to begin payments.

Retirement Plans

Change in Control — Under the Non-Qualified Retirement Plan, in the event of a change of control, a participant’s benefit under the plan immediately becomes fully vested.

The change of control provisions in the Officers’ Supplemental Non-Qualified Retirement Plan and the Supplemental Executive Retirement Plan provide that upon the involuntary termination of employment of a participant by the Company or its successor within one year after a change of control, the plan will pay the participant their benefit in a single lump sum approximately six months after termination. Involuntary termination following a change of control means the participant was not offered a similar position in responsibility and compensation as they held prior to the change in control or their normal place of work is relocated more than 50 miles away and within six months of the change of control the participant voluntarily terminates his employment.

Termination Provisions - In the event of termination, the named executive officers are entitled to receive any benefits that they would otherwise be entitled to under the Qualified Plan, the Non-Qualified Retirement Plan, the Officers’ Supplemental Non-Qualified Retirement Plan, and the Supplemental Executive Retirement Plan. Benefits under these plans generally are not affected by whether a participant’s employment terminates with or without cause. However, under all plans except the Qualified Plan, any unpaid portion of a participant’s benefit is forfeited if the participant is convicted of a felony during or arising from the participant’s employment with the Company, engages in competition with the Company after termination of employment with the Company, or discloses the Company’s confidential information.

Death benefits under the Qualified Plan and the Non-Qualified Plan are equal to approximately 50% of the total accumulated benefit amount. Under the Officers’ Supplemental Non-Qualified Retirement Plan, death benefits equal 100% of the accumulated benefit amount.

Quantification of Potential Payments upon Termination or Change in Control

The following tables describe potential payments and other benefits that would have been received by each named executive officer or their estate if there had been a change in control or employment had been terminated on January 3, 2010 under various circumstances. No information is provided for Mr. Brown or Ms. Lamme who retired in 2009 and retirement benefits are disclosed in the preceding pension benefit table.

The potential payments listed below assume that there is no earned but unpaid base salary at January 3, 2010. Under our vacation policy, the named executive officers would not receive payment for vacation earned in 2009 unless they were employed on January 4, 2010, the first day of fiscal 2010. Any vested stock options held by the named executive officers on January 3, 2010 would have been exercisable; however, on January 3, 2010, no exercisable stock options were in-the-money for any of the named executive officers. Accordingly, no value for stock options is included in the tables below.

For purposes of these tables, unless the term is otherwise defined in a particular plan, we used the following definitions:

•	Involuntary Termination — the termination of the executive officer’s employment with us due to our decision, as opposed to the executive officer’s

•	For Cause — conduct involving such things as willful, repeated or habitual misconduct, embezzlement or theft of company property, conviction of a felony, or a breach of any trade secret

•	Change of Control — a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company.

							Involuntary
							Termination In
					Involuntary		Connection
		Voluntarily			Termination	Termination	with Change of
Joseph P. Morgan, Jr.	Retirement	Quit	Death	Disability	Without Cause	For Cause	Control

Base Salary(1)	—	—	—	—	600,000	—	600,000
Qualified Plan(2)(4)	34,965	34,965	17,483	34,965	34,965	34,965	34,965
Non-Qualified Plan(2)(4)	11,226	11,226	5,613	11,226	11,226	11,226	11,226
Officers Supplemental	21,763	21,763	21,763	21,763	21,763	21,763	21,763
Non-Qualified Plan
Supplemental	—	—	254,707	254,707	—	—	—
Executive Retirement Plan
Restricted Stock -	—	—	—	—	—	—	237,660
Performance-Based(3)
Annual Cash Incentive	—	—	—	—	—	—	361,385
Award
Total	67,954	67,954	299,566	322,661	667,954	67,954	1,266,999

							Involuntary
							Termination In
					Involuntary		Connection
		Voluntarily			Termination	Termination	with Change of
Robert M. Ginnan	Retirement	Quit	Death	Disability	Without Cause	For Cause	Control

Base Salary(1)	—	—	—	—	300,000	—	300,000
Qualified Plan(2)(4)	176,732	176,732	88,366	176,732	176,732	176,732	176,732
Restricted Stock - Service-Based(3)	—	—	15,300	15,300	—	—	15,300
Annual Cash Incentive Award	—	—	—	—	—	—	177,404
Total	176,732	176,732	103,666	192,032	476,732	176,732	669,436

							Involuntary
							Termination In
					Involuntary		Connection
		Voluntarily			Termination	Termination	with Change of
Gerard D. Sowar	Retirement	Quit	Death	Disability	Without Cause	For Cause	Control

Base Salary(1)	—	—	—	—	250,000	—	250,000
Qualified Plan(2)(4)	13,949	13,949	6,975	13,949	13,949	13,949	13,949
Restricted Stock - Service-Based(3)	—	—	10,328	10,328	—	—	10,328
Annual Cash Incentive Award	—	—	—	—	—	—	93,494
Total	13,949	13,949	17,303	24,277	263,949	13,949	367,771

							Involuntary
							Termination In
					Involuntary		Connection
		Voluntarily			Termination	Termination	with Change of
Thomas M. Furey	Retirement	Quit	Death	Disability	Without Cause	For Cause	Control

Base Salary(1)	—	—	—	—	274,000	—	274,000
Qualified Plan(2)(4)	6,884	6,884	3,442	6,884	6,884	6,884	6,884
Non-Qualified Plan(2)(4)	665	665	333	665	665	665	665
Supplemental Executive Retirement Plan	—	—	149,099	149,099	—	—	—
Restricted Stock — Service-Based(3)	—	—	2,550	2,550	—	—	2,550
Restricted Stock — Performance-Based(3)	—	—	—	—	—	—	178,500
Annual Cash Incentive Award	—	—	—	—	—	—	128,042
Total	7,549	7,549	155,424	159,198	281,549	7,549	590,641

							Involuntary
							Termination In
					Involunatary		Connection
		Voluntarily			Termination	Termination	with Change of
Bradley R. Cates	Retirement	Quit	Death	Disability	Without Cause	For Cause	Control

Base Salary(1)	—	—	—	—	253,000	—	253,000
Qualified Plan(2)(4)	40,629	40,629	20,315	40,629	40,629	40,629	40,629
Non-Qualified Plan(2)(4)	3,082	3,082	1,541	3,082	3,082	3,082	3,082
Supplemental Executive Retirement Plan	—	—	88,747	88,747	—	—	—
Restricted Stock — Service-Based(3)			7,650	7,650			7,650
Restricted Stock — Performance-Based(3)	—	—	—	—	—	—	119,340
Annual Cash Incentive Award	—	—	—	—	—	—	118,229
Deferred Compensation Plans(2)	95,675	95,675	95,675	95,675	95,675	95,675	95,675
Total	139,386	139,386	213,928	235,783	392,386	139,386	637,605

(1)	We do not guarantee that any of the named executive officers would receive any severance payments above the normal policy available to all employees. For purposes of this table only, we have assumed the named executive officers would receive one year of base salary.

(2)	Amounts calculated for the Qualified Plan, Non-Qualified Plan, and Deferred Compensation Plan assume a lump-sum method of payment at retirement.

(3)	The stock price used to calculate values in the above tables is the closing price on December 31, 2009 of $5.10 per share.

(4)	Amounts represent the actuarial accumulated benefits due under the plan. The named executive officer would not be eligible to receive benefits until attainment of retirement age.

Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing the management of our Company. The following table contains information concerning the compensation earned in 2009 by our non-employee directors.

	Fees Earned
	or Paid in	Stock
	Cash	Awards	Total
Name	($)	($)	($)

F. David Clarke, III (Chairman)	100,000	50,008	150,008
David P. Bailis	59,500	64,989	124,489
Roy W. Begley, Jr.	65,500	50,008	115,508
Michael E. Kohlsdorf	67,000	64,989	131,989
R. Eric McCarthey	54,750	64,989	119,739
John J. Schiff, Jr.	44,500	50,008	94,508
John Q. Sherman, II	64,750	50,008	114,758

Fee Earned or Paid in Cash — Non-employee members of our board of directors receive an annual retainer fee of $25,000 and $1,000 for each board of directors meeting attended. Mr. Morgan, our Chief Executive Officer, did not receive any fees for serving as a member of the board of directors. Non-employee board members also receive additional compensation for serving on board committees as follows:

•	Compensation Committee members receive an annual retainer fee of $5,500, and a per-meeting fee of $750. Current members of the Compensation Committee are: Messrs. Bailis, Begley, Kohlsdorf, and Sherman. Mr. Begley is Chairman of the Committee and receives an additional retainer fee of $10,000.

•	Corporate Governance and Nominating Committee members receive an annual retainer fee of $5,500, and a per-meeting fee of $750. Current members of the Corporate Governance and Nominating Committees are: Messrs. Bailis, Begley, McCarthey, and Sherman. Mr. Sherman is Chairman of the Committee and receives an additional retainer fee of $10,000.

•	Audit Committee members receive an annual retainer fee of $7,500, and a per-meeting fee of $1,000. Current members of the Audit Committee are: Messrs. Clarke, Kohlsdorf, McCarthey, and Schiff. Mr. Kohlsdorf is Chairman of the Committee and receives an additional retainer fee of $10,000.

•	Executive Committee members receive no annual retainer but are paid $1,000 per meeting attended. Current members of the Executive Committee are: Mr. Clarke, Chairman, with Mr. Bailis and Mr. Morgan as the other members.

•	The annual retainer fee for our Chairman of the Board is $100,000. The Chairman of the Board does not receive any additional fees.

Our directors are paid $750 for each half-day of board-related work outside of regular board or committee meetings, and are entitled to receive reimbursement of reasonable out-of-pocket expenses incurred by them to attend board meetings.

Stock Awards — Represents the total number of shares granted during 2009 multiplied by the grant date fair value of $5.22 per share. The grant date fair value is determined under ASC Topic 718, and is equal to the closing price of our common stock on April 30, 2009.

The table below provides information for the number of restricted shares that remain unvested and the number of options that are outstanding at January 3, 2010.

		Stock Option
	Restricted Stock Awards	Awards
	Number of
	Shares That	Number of
	Have Not	Shares
	Vested	Outstanding
Name	(#)	(#)

F. David Clarke, III (Chairman)	12,340	4,000
David P. Bailis	17,572	—
Roy W. Begley, Jr.	12,340	4,000
Michael E. Kohlsdorf	17,572	—
R. Eric McCarthey	17,572	—
John J. Schiff, Jr.	12,340	4,000
John Q. Sherman, II	12,340	4,000

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon the review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement issued in connection with the 2010 Annual Meeting of Shareholders.

The Compensation Committee:
Roy W. Begley, Jr., Chairman
David P. Bailis
Michael E. Kohlsdorf
John Q. Sherman, II

PROPOSAL 2:  To vote on a proposal to ratify the appointment of Battelle & Battelle LLP, Certified Public Accountants, as Standard Register’s independent auditors for the year 2010

The Audit Committee of the board has selected Battelle & Battelle LLP, Certified Public Accountants, to perform the audit of our financial statements and our internal controls over financial reporting for the fiscal year ending January 2, 2011 as Standard Register’s independent auditors for the year 2010. Battelle & Battelle LLP was our independent auditing firm for the fiscal year ended January 3, 2010.

We are asking our shareholders to ratify the selection of Battelle & Battelle LLP, Certified Public Accountants, as our independent auditing firm. Although ratification is not required by Standard Register’s Code of Regulations or otherwise, the board is submitting the selection of Battelle & Battelle LLP, Certified Public Accountants to our shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify such selection, the Audit Committee may nonetheless choose to engage Battelle & Battelle LLP, Certified Public Accountants. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent auditing firm at any time during the year if it determines that such a change would be in the interest of Standard Register and our shareholders.

A representative of Battelle & Battelle LLP, Certified Public Accountants will be present at the annual meeting. The representative will have an opportunity to make a statement to the shareholders and will be available to respond to appropriate questions.

The affirmative vote of a majority of the voting power of the Company’s outstanding voting stock which is present in person or by proxy at the annual meeting is required to adopt the proposal. Abstentions from voting by holders of shares otherwise present at the meeting will have the same effect as votes against the proposal. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the voting.

The board of directors recommends that you vote FOR the selection and retention of Battelle & Battelle, LLP, Certified Public Accountants, as Standard Register’s independent auditors for the year 2010

The board of directors does not intend to present any other proposals for action by the shareholders at the annual meeting and has not been informed that anyone else intends to present any other proposal for action by the shareholders at the annual meeting.

OTHER MATTERS

Solicitation Expenses

The Company will pay the costs to solicit proxies.  These costs include the expenses of brokers, custodians, nominees or fiduciaries incurred in forwarding the documents to their principals or beneficiaries. These are the only contemplated expenses of solicitation.

Shareholder Proposals for 2011 Annual Meeting

Any proposal of a shareholder intended for inclusion in our proxy statement and proxy for the 2011 annual meeting of shareholders must be received by our Secretary at The Standard Register Company, 600 Albany Street, Dayton, Ohio 45417, on or before November 16, 2010. The 2011 annual meeting of shareholders will be held on April 28, 2011. The form of proxy we distribute for the 2011 annual meeting of shareholders may include discretionary authority to vote on any matter which is presented to the shareholders at the 2011 annual meeting (other than by management) if we do not receive notice of that matter at 600 Albany Street, Dayton, Ohio 45417, prior to February 1, 2011.

BY ORDER OF THE BOARD OF DIRECTORS

Gerard D. Sowar
Vice President, General Counsel & Secretary
Dayton, Ohio

The Standard Register Company
Annual Meeting of Shareholders

The Standard Register Company
600 Albany Street
Dayton, Ohio 45417

April 29, 2010
11:00 a.m. Eastern Daylight Savings Time

  THE STANDARD REGISTER COMPANY
  600 ALBANY STREET
  DAYTON, OH 45417
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
	☐	☐	☐

1.	Election of Directors
Nominees

01 David P. Bailis	02 Roy W. Begley, Jr.	03 F. David Clarke, III	04 Michael E. Kohlsdorf	05 R. Eric McCarthey
06 Joseph P. Morgan, Jr.	07 John J. Schiff, Jr.	08 John Q. Sherman, II

The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain

2 Proposal to ratify the appointment of Battelle & Battelle LLP, Certified Public Accountants, as The Standard Register Company’s independent auditors for the year 2010.	☐	☐	☐

NOTE: According to their best judgement on any and all matters as may properly come before the meeting or any adjournments thereof. The Board of Directors does not know of any other matter to be brought before the Annual Meeting other than the two described above.

For address change/comments, mark here. (see reverse for instructions)	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please be sure to sing and date this Proxy.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

THE STANDARD REGISTER COMPANY
Proxy for Annual Meeting of Shareholders - April 29, 2010
This Proxy Is Solicited on Behalf of the Board of Directors
The undersigned, a shareholder of The Standard Register Company, (the “Company”) hereby appoints JOSEPH P. MORGAN, JR. and F. DAVID CLARKE, III (“Appointed Proxies”), each with full power to substitute or act alone, to vote, cumulative or otherwise (the action of a majority of these present to control), with respect to all shares of stock of the undersigned in the Company at the Annual Meeting of Shareholders of the Company (“Annual Meeting”) to be held April 29, 2010, and at any adjournments thereof, upon the matters listed on the reverse side hereof.
THE APPOINTED PROXIES WILL VOTE FOR THE MATTERS SET FORTH ON THE REVERSE SIDE, WHICH ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT, UNLESS A CONTRARY CHOICE IS SPECIFIED ON THE REVERSE SIDE, IN WHICH CASE, THE APPOINTED PROXIES WILL VOTE OR WITHHOLD IN ACCORDANCE WITH INSTRUCTIONS GIVEN.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE